UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐		Preliminary proxy statement
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☒		Definitive Proxy Statement
☐		Definitive Additional Materials
☐		Soliciting Material Pursuant to Section 240.14a-12

NATURAL GAS SERVICES GROUP, INC.
(Name of Registrant as Specified in its Charter)

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NATURAL GAS SERVICES GROUP, INC.
404 Veterans Airpark Lane, Suite 300
Midland, Texas 79705

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on Thursday, August 13, 2020

The proxy statement and annual report to shareholders are available at
www.ngsgi.com and www.proxyvote.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, August 13, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), will be held at the 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 on Thursday, August 13, 2020 at 8:30 a.m., Central Time, for the purpose of considering and voting upon proposals:

1	To elect two Directors to serve until the Annual Meeting of Shareholders to be held in 2023, or until their successors are elected and qualified;

2	To consider an advisory vote on executive compensation of our named executive officers;

3	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020; and

4	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Only shareholders of record at the close of business on June 9, 2020 are entitled to notice of and to vote at the meeting and at any adjournment(s) of the meeting.  On that day, 13,461,717 shares of our common stock were outstanding and entitled to vote. A complete list of our shareholders entitled to vote at the meeting will be available for examination at our offices in Midland, Texas during ordinary business hours for a period of ten (10) days prior to the annual meeting.

Our Board of Directors recommends that you vote FOR the (i) election of the Director nominees named in this proxy statement, (ii) approval, on an advisory basis, of the compensation programs of our named executive officers, and (iii) the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2020.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.

BY ORDER OF THE BOARD OF DIRECTORS
June 15, 2020	/s/ Stephen C. Taylor
Stephen C. Taylor
Chairman of the Board, President and Chief Executive Officer

NATURAL GAS SERVICES GROUP, INC.
 404 Veterans Airpark Lane, Suite 300
Midland, Texas 79705

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, AUGUST 13, 2020

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies from the shareholders of the Company to be voted at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 404 Veterans Airpark Lane, Suite 300, Midland Texas, 79705 on Thursday, August 13, 2020, at 8:30 a.m. Central Time and any adjournment thereof. YOUR PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted “FOR” the proposals as specified in this proxy statement and, at the discretion of the proxy holder, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof. This proxy statement (including the Notice of Annual Meeting of Shareholders) and Annual Report on Form 10-K for the year ended December 31, 2019 is first being made available to shareholders beginning on or before June 19, 2020. This proxy statement, including the Notice of Annual Meeting, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2019, are collectively referred to herein as the “Meeting Materials.”

Notice and Access Model

We are making the Meeting Materials available to shareholders on the Internet under the SEC’s Notice and Access model. On or before June 19, 2020, we will mail to all our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full printed set of the Meeting Materials. Accordingly, our Meeting Materials are first being made available to our shareholders on the Internet at www.ngsgi.com and www.proxyvote.com on or before June 19, 2020. The Notice includes instructions for accessing the Meeting Materials and voting by mail, telephone or on the Internet at the foregoing address. You will also find instructions for requesting a full printed set of the Meeting Materials in the Notice.

We believe that the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of Meeting Materials to you, and reduce our environmental impact. We encourage you to take advantage of the availability of Meeting Materials on the Internet. If you received the Notice but would like to receive a full printed set of the Meeting Materials in the mail, you may follow the instructions in the Notice for requesting such materials.

Solicitation/Cost of the Meeting

Proxies are being solicited by the Company’s Board of Directors (the “Board”). The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or email by Directors, officers and employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the Meeting Materials to beneficial owners of our shares.

Principal Executive Offices

Our principal executive offices are located at 404 Veterans Airpark Lane, Suite 300, Midland, Texas, 79705.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE MEETING

Q:  Why am I receiving these materials?

A: Our Board is providing these proxy materials to you in connection with our 2020 Annual Meeting of Shareholders, which will take place on Thursday, August 13, 2020. As a shareholder on the Record Date for the meeting, you are invited to attend the meeting. We also encourage you to vote on the matters described in this proxy statement.

Q:  What information is contained in these materials?

A: This proxy statement includes information about the nominees for Directors and the other matters to be voted on at the meeting. The proxy statement also includes information about the voting process and requirements, the compensation of our Directors and executive officers, and certain other required information.

Q: What can I vote on at the meeting?

A: There are three matters to be voted on at the meeting:

1	To elect two Directors to serve until the Annual Meeting of Shareholders to be held in 2023, or until their successors are elected and qualified;

2	To consider an advisory vote on executive compensation of our named executive officers;

3	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020; and

4	To transact such other business as may properly be presented at the meeting, or at any adjournment(s) of the meeting.

Q:  How does the Board recommend that I vote on each of the matters?

A: Our Board recommends that you vote FOR the Director nominees and FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2020. With respect to Proposal 2, the Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as set forth under the caption “Executive Compensation” of this proxy statement.

Q:  Can I receive next year’s proxy materials by email?

A: Yes. All shareholders who have active email accounts and Internet access may sign up for email delivery of shareholder materials. To sign up, go to www.proxyvote.com and click on “Electronic Enrollment.” If you have multiple registered or beneficial accounts, you need to enroll for each account. If you elect to receive proxy materials by email, we will not mail you any proxy-related materials next year. Your enrollment in the email program will remain in effect as long as your account remains active or until you cancel it.

Q:  Who is entitled to vote at our annual meeting of shareholders?

A: Holders of our outstanding common stock on June 9, 2020, are entitled to one vote per share on each of the items being voted on at the meeting. We refer to this date as the Record Date. On the Record Date, we had 13,461,717 shares of common stock outstanding.  We have no other classes of stock outstanding.

Q:  What shares can I vote?

A: You can vote all shares you owned on the Record Date. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:  How do I vote my shares?

A: Shareholders of record may vote using one of the following four methods:
•over the Internet, which you are encouraged to do so if you have access to the Internet;
•by telephone;
•by completing, signing and returning the included proxy card, for those who requested to receive printed proxy materials in the mail; or
•by attending the Annual Meeting and voting in person.

The Notice provides instructions on how to access your proxy, which contains instructions on how to vote via the Internet or by telephone. For shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card.

If you hold shares in street name, the organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. The shareholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to shareholders owning shares through most brokerage firms and banks. Additionally, if you would like to vote in person at the Annual Meeting, contact the brokerage firm, bank or other nominee who holds your shares to obtain a proxy from them and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy from your brokerage firm, bank or other nominee.

Q:  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered in your name with our transfer agent, Computershare, you are the shareholder of record for those shares and are receiving Meeting Materials directly from us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or nominee is the shareholder of record and therefore has forwarded Meeting Materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

Q:  Can I change my vote or revoke my proxy?

A: Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q:  What does it mean if I get more than one set of Meeting Materials?

A: It means you hold shares registered in more than one account. Follow the instructions in each set of Meeting Materials to ensure that all of your shares are voted.

Q:  What is the quorum requirement for the meeting?

A: For a “quorum” to exist at the meeting, shareholders holding a majority of the votes entitled to be cast by the shareholders entitled to vote must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly completed proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.

If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  Please see the next question and answer for further information about "broker non-votes."

Q:  What are broker non-votes and how are broker non-votes and abstentions counted?

A: If you are a beneficial owner and hold your shares in street name and do not provide your broker or other nominee with voting instructions, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on the particular matter. The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from the customers. The ratification of independent public accountants is an example of a routine matter on which brokers may vote. Brokers may not vote their customers' shares on non-routine matters unless they have received instructions from the customers. Non-voted shares on non-routine matters are referred to as broker non-votes. The ratification of the appointment of Moss Adams LLP as our independent public accountants for 2020 (Proposal 3) is a matter considered "routine" under applicable rules. The election of two Directors (Proposal 1), and the advisory vote to approve the named executive officers' compensation programs (Proposal 2) are matters considered "non-routine" under applicable rules. For purposes of the election of a Director and all of the proposals set forth in this proxy statement, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Q:  What is the voting requirement to approve each of the matters?

Proposals	Board Recommendation	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Election of Directors	FOR each nominee	Majority of votes cast	None	None
Advisory Vote to Approve Executive Compensation ("Say on Pay" Vote)	FOR	Majority of votes cast	None	None
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of votes cast	None	No Broker Non-Votes (Routine Matter)

We also will consider any other business that properly comes before the annual meeting.

Q:  How can I vote on each of the matters and how will the votes be counted?

A: In the election of Directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each nominee. For the (i) advisory vote on compensation of our named executive officers and the (ii) ratification of the appointment of Moss Adams LLP as our independent auditors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to these two proposals. Under Colorado law (under which the Company is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, and therefore counted as present for the purpose of determining whether a quorum is present, but they are not counted as shares cast and will therefore have no effect on the outcome of the vote.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of Moss Adams LLP (Proposal 3).

Q:  Who will count the votes?

A: Broadridge, an international investor relations company, is assisting us with the voting of proxies for our meeting. Prior to the meeting, Broadridge will provide us with a tabulation of the votes cast prior to the meeting. We believe that Broadridge will use procedures that are consistent with Colorado law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. In addition, we will appoint a voting inspector at the meeting to count and tabulate any votes cast at the meeting.

Q:  Who may attend the meeting?

A: All shareholders as of the Record Date may attend. Please bring to the meeting:

•proof of ownership such as: a copy of your proxy or voting instruction card; the two-page notice regarding the internet availability of proxy materials you received in the mail; or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and
•proof of identification such as a valid driver’s license or passport.

Q:  How will voting on any other business be conducted?

A: We do not expect any matters to be presented for a vote at the meeting other than the four matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holders, Stephen C. Taylor and James R. Lawrence, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, our nominee is not available as a candidate for Director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:  May I propose actions for consideration at next year’s meeting of shareholders?

A: Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s meeting, we must receive your written proposal no later than February 19, 2021. If we change the date of next year’s meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding shareholder proposals.

Similarly, for you to raise a proposal (including a Director nomination) from the floor at next year’s meeting, we must receive a written notice of the proposal no later than May 5, 2021.  If we change the date of next year’s meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

Q:  Who is paying for this proxy solicitation?

A: We will pay the cost of soliciting the proxies. In addition, our officers, Directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Q:  How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC no later than four business days after the conclusion of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K on or before the fourth business day after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in email delivery of proxy-related materials will receive only one set of our proxy statement, annual report or notice of internet availability of proxy-related materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another shareholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations contact at (432) 262-2700; (2) send an email to alicia.dada@ngsgi.com; or (3) mail your request to Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705, Attn: Investor Relations. Similarly, you may also contact us through any of these methods if you receive multiple copies of the materials and would prefer to receive a single copy in the future.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes (commonly known as a “staggered” Board), each class to be as nearly equal in number as possible.  At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term.  The authorized number of Directors is currently set at nine. We currently have five Directors serving on our Board.  Our Board may fill the vacancies if a qualified candidate is vetted.  The following table sets forth, by class, the members of our Board of Directors as of the date of this proxy statement:

Term Expiring at the 2020 Annual Meeting	Terms Expiring at the 2021 Annual Meeting	Terms Expiring at the 2022 Annual Meeting
Leslie Shockley Beyer	David L. Bradshaw	John W. Chisholm
Stephen C. Taylor	William F. Hughes, Jr.

Shareholders will be electing two Directors at the meeting.  The Board is recommending Ms. Beyer for election and Mr. Taylor for re-election to the Board of Directors to serve a three year term expiring at the annual meeting of shareholders in 2023.

The persons named in our form of proxy will vote the shares represented by such proxy for the election of the nominees for Director named above unless other instructions are shown on the proxy card. If, at the time of the meeting, a nominee becomes unavailable for any reason, which is not expected, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their sole discretion, or we may reduce the size of the Board.

Biographical information and qualifications for the persons nominated as a Director, and for each person whose term of office as a Director will continue after the 2020 Annual Meeting, is set forth below.

Nominees for Directors for Term to Expire in 2023

Leslie Shockley Beyer

Leslie Shockley Beyer, 44, joined our Board in June 2020. Ms. Beyer is President of the Petroleum Equipment & Services Association and has been since 2014, where she leads the development of PESA's programs and serves as the organization's primary advocate in support of the oilfield services and equipment sector. Her responsibilities also encompass the budgeting, forecasting and financial performance of the organization. Prior to joining PESA, Ms. Beyer served as Director, Member and Board Relations for the National Association of Manufacturers from 2012 to 2014. Previously, Ms. Beyer served in leadership roles at Burson-Marsteller Public Affairs and at a boutique public relations firm for more than six years. Prior to her time in public affairs, Ms. Beyer served in media relations capacities in The White House, Executive Office of the President and on the Bush 2000 Presidential Campaign. She began her career in legislative policy roles in the U.S. Senate, U.S. Department of State and U.S. Department of Housing. Ms. Beyer holds a Bachelor of Arts in Latin American Studies and Spanish from the University of Texas at Austin.

As a strong advocate for the oilfield services and equipment sector, Ms. Beyer provides the Board with a wealth of knowledge and insight about the strategic and tactical matters impacting our business and industry. In addition, Ms. Beyer's public affairs, policy and leadership experience significantly adds to our Board's capabilities.

Stephen C. Taylor

Stephen C. Taylor, 66, has been President and Chief Executive Officer of Natural Gas Services Group since January 2005. He was elected as a Director of Natural Gas Services Group at the annual meeting of shareholders in June 2005. Effective January 1, 2006, Mr. Taylor was appointed Chairman of the Board of Directors. Immediately prior to joining Natural Gas Services Group, Mr. Taylor held the position of General Manager − US Operations for Trican Production Services, Inc. from 2002 through 2004. Mr. Taylor joined Halliburton Resource Management in 1976, becoming its Vice President − Operations in 1989. Beginning in 1993, he held multiple senior level management positions with Halliburton Energy Services until 2000 when he was elected Senior Vice President/Chief Operating Officer of Enventure Global Technology, LLC, a joint-venture deep water drilling technology company owned by Halliburton Company and Shell Oil Company. Mr. Taylor elected early retirement from Halliburton Company in 2002 to join Trican Production Services, Inc. Mr. Taylor holds a Bachelor of Science degree in Mechanical Engineering from Texas Tech University and a Master of Business Administration degree from the University of Texas at Austin.

Mr. Taylor’s senior management experience in the natural resources industry provides the Board and our company with significant insight into our business.  Mr. Taylor’s engineering and advanced business training (MBA) uniquely suits him to provide leadership, technical expertise and financial acumen to our Board and to the operations of our Company in connection with his position as our chief executive officer.

Required Vote for This Proposal

The election of the Director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each nominee. The number of shares voted "for" the Director nominee must exceed the number of votes cast "against" that nominee for the nominee to be elected as a Director to serve until his or her term expires or until his or her successor has been duly elected and qualified.

Pursuant to the resignation policy adopted by our Board and further described in our Corporate Governance Guidelines, any nominee for Director who is not elected shall promptly tender his or her resignation to our Board following certification of the stockholder vote. The Corporate Governance Committee will consider the resignation offer and recommend to our Board the action to be taken with respect to the offered resignation. In determining its recommendation, the Governance Committee shall consider all factors it deems relevant. Our Board will act on the Governance Committee's recommendation within 90 days following certification of the stockholder vote and will publicly disclose its decision with respect to the Director's resignation offer (and the reasons for rejecting the resignation offer if applicable).

Any Director who tenders his or her resignation pursuant to the resignation policy shall not participate in the Governance Committee's recommendation or Board action regarding whether to accept the resignation offer. If each member of the Governance Committee is required to tender his or her resignation pursuant to the resignation policy in the same election then the independent Directors of our Board of Directors who are not required to tender a resignation pursuant to the resignation policy shall consider the resignation offers and make a recommendation to our Board.

To the extent that one or more Directors' resignations are accepted, our Board, in its discretion, may determine either to fill such vacancy or vacancies or to reduce the size of the Board within the authorized range.

Continuing Directors Whose Term Expires in 2021

David L. Bradshaw

David L. Bradshaw, 65, joined our board in December of 2011. Since 2005, Mr. Bradshaw has acted as a consultant in the oil and gas exploration and production sector and has overseen his investments in this area. From August 2007 through November 2009, Mr. Bradshaw served as a Director and Audit Committee Chairman for Triangle Petroleum, a publicly traded company listed on the American Stock Exchange. From November 2007 through November 2008, Mr. Bradshaw served as a Director for Comet Ridge Limited, an Australian company listed on the Australian Securities Exchange. From 1986 to 2005, Mr. Bradshaw worked for Tipperary Corporation, a U.S. public company listed on the American Stock Exchange. During his tenure at Tipperary, the company was involved in oil and gas exploration and production, and natural gas processing and transportation. He held the positions of Chief Executive Officer from 1996 to 2005, Chairman of the Board from 1997 to 2005, Chief Financial Officer from 1990 to 1996 and Chief Operating Officer from 1993 to 1996. From 1999 to 2005, Mr. Bradshaw also served as Chief Executive Officer and Chairman of Tipperary Oil & Gas (Australia) Pty Ltd, a subsidiary of Tipperary, which explored for and produced natural gas in Queensland, Australia. From 1983 to 1986, Mr. Bradshaw was an owner and officer of Bradcorp, Inc., a private exploration and production company. Prior to this, Mr. Bradshaw spent six years in public accounting serving predominantly oil and gas clients. Mr. Bradshaw graduated from Texas A&M University with a BBA in Accounting in 1976 and a MBA in 1977, and is also a Certified Public Accountant.

Mr. Bradshaw's educational and professional training and achievements as a Certified Public Accountant and MBA, along with his past experience as both a Chief Financial Officer and Chief Executive Officer of a public company involved in the natural resources industry, provides us with considerable accounting and corporate finance skills. In addition, Mr. Bradshaw's career has spanned over thirty years in the oil and gas industry and as a public accountant. His executive management positions in both private and public companies bring us significant leadership, planning and management skills and background.

William F. Hughes, Jr.

William F. Hughes Jr., 67, has served as a Director since December 2003. Mr. Hughes has over 30 years of experience in the engineering and construction industry as a Registered Civil Engineer and licensed building contractor.  From 1974 to 1979, he served as an officer in the United States Air Force. From 1979 to 1986, he was a project design engineer for Cushman & Associates.  From 1986 to 1996, he served as a Project Manager on a variety of public works and industrial construction projects.  Since 1983, Mr. Hughes has been co-owner of The Whole Wheatery, LLC, a natural foods store located in Lancaster, California.  Mr. Hughes holds a Bachelor of Science degree in Civil Engineering from the United States Air Force Academy and a Master of Science in Engineering from the University of California at Los Angeles.

Mr. Hughes’ career experience in the engineering and construction industry brings us invaluable skills which are applicable to our manufacturing processes.  In addition, Mr. Hughes provides leadership skills arising from his service as an officer with the U.S. Air Force and U.S. Air Force Academy graduate.

Mr. Hughes' experience as the Chairman of the Compensation Committee has enabled him to develop the critical expertise required by the Board as it relates to compensation matters. His ability to lead the committee, deriving assistance and varied perspectives from our compensation consultants, and objectively weigh the requirements of the Company, shareholders and executives is invaluable.

Continuing Director Whose Term Expires in 2022

John W. Chisholm

John W. Chisholm, 65, was appointed as a Director of Natural Gas Services Group in December 2006 to fill a vacancy created by expanding the size of the Board from seven to eight Directors and was first elected as a Director of Natural Gas Services Group at the annual meeting of shareholders held in June 2007.  Mr. Chisholm was appointed as Lead Director in June 2020. Mr. Chisholm is the founder of Wellogix, an oil and gas software company that develops software aimed at expediting the exchange of enterprise data and communication of complex engineered services. Prior to founding Wellogix, Mr. Chisholm co-founded and served as President of ProTechnics Company from 1985 until its sale to Core Laboratories in December of 1996.  Mr. Chisholm served as Senior Vice President of Global Sales and Marketing of Core Laboratories until 1998, when he started Chisholm Energy Partners, an investment fund focused on mid-size energy service companies. From 2002 to 2009, Mr. Chisholm served on the Board of Directors of Flotek Industries, Inc. ("Flotek"), and became its interim President in August 2009. Mr. Chisholm became President of Flotek in August 2010, was appointed as its Chief Executive Officer in March 2012, and served in those roles until January 2020. Flotek is a public company which files reports under the Securities Exchange Act of 1934. Mr. Chisholm is presently CEO of The John Chisholm Group. Mr. Chisholm holds a Business Administration degree from Fort Lewis College in Colorado.  He currently serves on the Editorial Advisory Board on Middle East Technology of the Oil & Gas Journal.

Mr. Chisholm brings significant natural resources experience to our Board, in connection with his background in supplying drilling and production related products and services to the oil, gas and mining industries, and his investment fund experience with mid-size energy service companies is an invaluable resource as the Company assesses its capital and liquidity needs. In addition Mr. Chisholm's experience as a board member and executive officer of a public company provides us with a wealth of leadership and management skills.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Natural Gas Services Group’s Board of Directors held eight meetings in 2019.  Each Director attended at least 75% of the total number of Board meetings held while such person was a Director.  Each Director also attended at least 75% of all of the meetings held by all committees of the Board for which he served (during the periods that he served).  The Board acts from time to time by unanimous written consent in lieu of holding a meeting.

Our non-management Directors hold regularly scheduled executive sessions in which those Directors meet without management participation.  Generally, the Lead Director presides over these sessions; John W. Chisholm was recently appointed as our Lead Director in connection with the retirement of Charles G. Curtis, who served as our Lead Director during 2019 and until his retirement from the Board in June 2020.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders.  Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or an unavoidable schedule conflict.  Last year, all of the individuals then serving as Directors attended our 2019 Annual Meeting of Shareholders.

To assist it in carrying out its duties, the Board has delegated certain authority to four separately designated standing committees. These committees are described below.

Audit Committee

The primary functions of our Audit Committee include:

•assisting the Board in fulfilling its oversight responsibilities as they relate to our accounting policies, internal controls, financial reporting practices and legal and regulatory compliance;
•hiring our independent registered public accounting firm;
•monitoring the independence and performance of our independent registered public accounting firm;
•maintaining, through regularly scheduled meetings, a line of communication between the Board, our financial management and independent registered public accounting firm; and
•overseeing compliance with our policies for conducting business, including ethical business standards.

The members of the Audit Committee are David L. Bradshaw (Chairman), Leslie Shockley Beyer (since June 2020), and William F. Hughes, Jr. Charles G. Curtis was a member of the Audit Committee during 2019 and until his retirement from the Board in June 2020. Our common stock is listed for trading on the New York Stock Exchange, or “NYSE”. Under rules of the NYSE, the Audit Committee is to be comprised of three or more Directors, each of whom must be independent.  Our Board has determined that all of the members of the Audit Committee are independent, as defined under the applicable NYSE rules and listing standards.  In addition, our Board has determined that David L. Bradshaw is qualified as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission.  The Audit Committee met eight times during the last fiscal year. The audit committee has also received from, and discussed with, BDO USA, LLP (our former auditor) the matters required to be discussed by Public Accounting Oversight Board Auditing Standard No. 1301 (AS 1301) (Communications with Audit Committees).

Any shareholder may obtain free of charge a printed copy of our Audit Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  You can also view and print a copy of our Audit Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Compensation Committee

The functions of our Compensation Committee include:

•assisting the Board in overseeing the management of our human resources;
•evaluating our Chief Executive Officer’s performance and compensation;
•formulating and administering our overall compensation principles and plans; and
•evaluating management.
The Compensation Committee’s policy is to offer the executive officers competitive compensation packages that will permit us to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate fashion in the long-term interests of Natural Gas Services Group and its shareholders.  Currently, executive compensation is comprised of salary and cash bonuses and awards of long-term incentive opportunities in the form of restricted stock or restricted stock unit awards under the 2009 Restricted Stock/Unit Plan and the 2019 Equity Incentive Plan, as well as other long-term incentives payable in cash or stock.

The members of the Compensation Committee are William F. Hughes, Jr. (Chairman), Leslie Shockley Beyer (since June 2020), and John W. Chisholm.  David L. Bradshaw was a member of Compensation Committee prior to June 2020. Our Board has determined that all of the members of the Compensation Committee are independent, as defined under the applicable NYSE rules and listing standards.  During the last fiscal year there were four meetings of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are not officers or employees of our company, and there is not, nor was there during fiscal 2019, any compensation committee interlock (in other words, no executive of our company serves as a Director or on the compensation committee of a company that has one or more executives serving on our Board or our Compensation Committee).

Any shareholder may obtain free of charge a printed copy of our Compensation Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  You can also view and print a copy of our Compensation Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com .

Governance and Personnel Development Committee

Our Governance and Personnel Development Committee primarily focuses on:
•generally overseeing the governance of the Board and its committees;
•interpreting the Governance Guidelines, the Code of Business Conduct and Ethics and other similar governance documents adopted by the Board;
•overseeing the evaluation of the Board and its committees; and
•ensuring appropriate Environmental, Social and Governance focused on environmental stewardship, our community and the continued safety of our employees and operations

The members of the Governance and Personnel Development Committee are John W. Chisholm (Chairman since June 2020, committee member prior to June 2020), David L. Bradshaw (since June 2020), and William F. Hughes, Jr.  Charles G. Curtis was the Chairman of the Governance and Personnel Development Committee during 2019 and until his retirement from the Board in June 2020. Our Board has determined that each of the Governance and Personnel Development Committee members is independent, as defined under the applicable NYSE rules and listing standards.  During the last fiscal year there were four meetings of the Governance and Personnel Development Committee.

Any shareholder may obtain free of charge a printed copy of our Governance Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  You can also view and print a copy of our Governance Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.

Nominating Committee

The functions of our Nominating Committee include:

•identifying individuals qualified to become board members, consistent with the criteria approved by the Board;
•recommending Director nominees and individuals to fill vacant positions; and
•overseeing executive development and succession and diversity efforts.
The members of the Nominating Committee are Leslie Shockley Beyer (Chairperson since June 2020), David L. Bradshaw, and John W. Chisholm (Chairman prior to June 2020, committee member since June 2020). Charles G. Curtis was a member of the Nominating Committee during 2019 and until his retirement from the Board in June 2020.  Our Board of Directors has determined that each of the Nominating Committee members is independent as defined under the applicable NYSE rules and listing standards. During the last fiscal year there were four meetings of the Nominating Committee.

Any shareholder may obtain free of charge a printed copy of our Nominating Committee Charter by sending a written request to Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  You can also view and print a copy of our Nominating Committee Charter by clicking on the “Governance” tab at the Investor Relations page of our website at www.ngsgi.com.  Our Nominating Committee does not have a diversity policy; however, as discussed below, the Committee’s goal is to nominate candidates who possess a range of experiences and backgrounds which will contribute to the board’s overall effectiveness in meeting its duties and forwarding the goals of our company.

The Board is responsible for identifying individuals qualified to become Directors, and nominees are selected by the Board. The Board takes into account many factors, including being highly qualified in terms of business experience, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level and the industry in which it competes; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience and backgrounds, represent stockholder interests through the exercise of sound judgment. While we have not adopted a formal policy, our Nominating Committee will consider a Director candidate recommended by a shareholder.  A candidate must be highly qualified based on the factors noted above and be both willing and expressly interested in serving on the Board.  A shareholder wishing to recommend a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Natural Gas Services Group, Inc., Nominating Committee, 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705, Attn.: Leslie Shockley Beyer.  Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employer's names and description of the employer’s business, educational background and any other biographical information that would assist the Committee in determining the qualifications of the individual.  The Committee will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting.  The Committee will consider nominations received after that date at the annual meeting subsequent to the next annual meeting.

The Committee evaluates nominees for Directors recommended by shareholders in the same manner in which it evaluates other nominees for Directors.  Minimum qualifications include the factors discussed above.

Director Independence

The Board has determined that each of the following four members of the Board is “independent” within the meaning of applicable listing standards of the NYSE and under the standards, set forth in Exhibit A to our Governance and Personnel Development Charter, (“Governance Charter”) which are consistent with the NYSE listing standards: Leslie Shockley Beyer, David L. Bradshaw, John W. Chisholm, and William F. Hughes, Jr.  Charles G. Curtis, who retired from the Board in June 2020, was also determined to be "independent" under these standards. A copy of Exhibit A to our Governance Charter is available at our website, www.ngsgi.com, under the heading “Investor Relations-Governance.”  The Board has made an affirmative determination that each of Directors named above satisfies these categorical standards.  In making its determination, the Board examined relationships between Directors or their affiliates with us and our affiliates and determined that each such relationship, if any, did not impair the Director’s independence.

Board of Directors Diversity

The Company values diversity and the benefits that a diverse workforce can bring to the Company and to the Board of Directors. Diversity can promote the inclusion of different perspectives and ideas which can lead to more robust discussion regarding strategic and governance policy alternatives and, ultimately, result in better corporate governance and decision making.

The Company seeks to maintain a Board comprised of talented and dedicated Directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates. As new members of the Board are considered, diversity considerations should include - but not be limited to - business expertise, geography, age, gender and ethnicity.

The Company is committed to a merit-based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias. When assessing Board composition or identifying suitable candidates for appointment to the Board, the Company will consider candidates on merit with due consideration to the benefits of diversity and the needs of the Board. The Board and its Nominating Committee are especially cognizant of the benefits of gender and ethnic diversity and will continue to focus on important diversity metrics in future searches.

The Board’s Leadership Structure

Under our Corporate Governance Guidelines, our Chief Executive Officer also serves as our Chairman of the Board, and that person is responsible to the Board for the overall management and functioning of the company.  Stephen C. Taylor serves as both Chairman of the Board and our President and Chief Executive Officer (“CEO”).  The Board believes this is the most effective Board leadership structure at the present time and believes that Mr. Taylor, in his role as Chairman/CEO, has the ability to execute on both our short-term and long-term strategies necessary for the challenging marketplace in which we compete.  The independent Directors believe that Mr. Taylor's detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business make him the best qualified Director to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.  Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Taylor is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board and/or Audit Committee.

Each of our Directors, other than Mr. Taylor, is independent, and the Board believes that the independent Directors provide effective oversight of management.  The Board may subsequently decide, however, to change that leadership structure which would require a revision to our Corporate Governance Guidelines. The Board believes that it has in place safeguards to ensure that we maintain the highest standards of corporate governance and continued accountability of the CEO to the Board. These safeguards include:

•All members of the Board are independent Directors except for Mr. Taylor.
•Each of the Board’s standing committees, including the Audit, Compensation, Governance and Nominating Committees, are comprised of and chaired solely by non-employee Directors who meet the independence requirements under the NYSE listing standards and other governing laws and regulations. As noted above, these committees meet frequently.
•Review and determination of Mr. Taylor’s compensation and performance remains within the purview of the Compensation Committee.
•The independent Directors continue to meet in executive sessions without management present to discuss the effectiveness of the company’s management, the quality of the Board meetings and any other issues and concerns.
Lead Director

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent Directors designate an independent, non-employee Director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee Directors. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations - Governance Documents” on our website at www.ngsgi.com. Charles G. Curtis was appointed Lead Director in April 2016 and served in that capacity until his retirement from the Board in June 2020. John W. Chisholm was appointed Lead Director in June 2020.

Role in Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our strategic plan.  Our executive management is responsible for the day-to-day management of risks we face.  The Board is periodically advised by management on the status of various factors that could impact our business and operating results, including oil and gas industry issues, operational issues (such as compressor manufacturing issues, backlog for compressor equipment etc.), legal and regulatory risks. The full Board is also responsible for reviewing our strategy, business plan, and capital expenditure budget.

Our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  Our Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding accounting, and disclosure controls and procedures.  The Compensation Committee assists the Board with risk management relating to our compensation policies and programs, and the Governance and Nominating Committee assists with risk management relating to Board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance.

CODE OF ETHICS

Our Board of Directors has adopted a Code of Business Conduct and Ethics, or “Code”, which is posted on our website at www.ngsgi.com. You may also obtain a copy of our Code by requesting a copy in writing at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 or by calling us at (432) 262-2700.

Our Code provides general statements of our expectations regarding ethical standards that we expect our Directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer, to adhere to while acting on our behalf.  Among other things, the Code provides that:

•we will comply with all laws, rules and regulations;
•our Directors, officers and employees are to avoid conflicts of interest and are prohibited from competing with us or personally exploiting our corporate opportunities;
•our Directors, officers and employees are to protect our assets and maintain our confidentiality;
•we are committed to promoting values of integrity and fair dealing; and that
•we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our periodic reports.

Our Code also contains procedures for our employees to report, anonymously or otherwise, violations of the Code.

SHAREHOLDER ENGAGEMENT

The Company's Board of Directors and executive management believes that building long-term relationships with all Company stakeholders is vital to our strategy for corporate governance. Our shareholders, who invest in our company and elect the Board, are entitled to important information about the company's business, policies and practices so they can make informed decisions and knowledgeably participate in the governance process.

The Company’s executive management has directly engaged shareholders throughout the year in many diverse ways including quarterly conference calls, investor and industry conferences and individual meetings initiated by both the Company and shareholders. It is our policy to actively engage our shareholders in dialogue about our financial and operational trends, the structure of our business, and certain governance issues, including executive compensation.

Overall, the Company engages our shareholders on a regular basis. In addition to periodic reports filed with the U.S. Securities and Exchange Commission, the Company holds quarterly conference calls to discuss interim financial and operational results with its stakeholders, participates in several industry conferences which are available to Company stakeholders in person or via various public online platforms and meets with shareholders in person throughout the year. The Company believes that its consistent and continuous shareholder engagement strategy has created an environment in which shareholders are comfortable in providing candid feedback and critique of the Company’s operations, governance and executive compensation policies.

Additionally, independent Directors have taken a proactive approach in participating in shareholder engagement efforts resulting from feedback received from shareholders and proxy advisory services. Independent Directors continue to regularly review the Company’s shareholder outreach and communication programs and participate as appropriate. The Company anticipates continuing to increase the role of independent Directors in appropriate stakeholder outreach programs.

During 2019, the Company estimates it met with approximately 80 unique shareholders and prospective shareholders in various meetings across North America. These engagements provided detailed information about the Company’s financial and operational performance as well as key information of certain corporate governance matters, including executive compensation. Such information is publicly disseminated in the form of periodic filings with the U.S. Securities and Exchange Commission, press releases and information on the Company’s website, including the investor relations section.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Natural Gas Services Group believes that effective corporate governance is a combination of oversight, responsiveness and positioning of our business operations on a day-to-day basis with a focus on mitigation of our environmental impact, accountability in corporate governance and progress in our social policies.

Our Board of Directors believes that integrating these values into our everyday business practices creates a holistic approach to good governance and best aligns the interests of our leadership team, our employees and the Company’s other stakeholders. Moreover, as a smaller company, our holistic approach and consistent focus on these important tenets allows us to focus on continuous improvement without an untenable financial impact, providing a mechanism to optimize the interests of all stakeholders.
Environmental Initiatives

Natural Gas Services Group continuously works to eliminate or mitigate our impact on the environment through our innovative product designs, focus on reducing our environmental footprint across all operations, and remediation of our impact through control mechanisms and technologies in all aspects of our business. In addition, our innovation in product design and service delivery systems is intended to support the sustainability goals and initiatives of our customers.

Specifically, NGS introduced and implemented the following technologies and programs in support of reducing our overall environmental impact:
•We have and continue to pursue the most energy efficient and emissions-controlled engine systems available for our compression equipment. All of our engines have the latest catalytic technology and air-fuel ratio (AFR) controllers to provide the cleanest fuel burn available, well exceeding EPA standards. These advanced systems continuously monitor multiple engine and compressor parameters to ensure optimum engine emissions efficiencies and adjust to varying fuel quality available from wellhead production.
•To ensure consistent efficient engine performance, we have invested in state-of-the-art emissions detection equipment to ensure our engines exceed all state and federal air emissions regulations. Additionally, we perform preventative maintenance on all engine systems twice per quarter and comprehensive emissions tests to ensure optimum performance. The company is acutely focused on reducing our environment impact on noise, emissions and carbon footprint.
•Our compressor units are equipped with advanced safety and containment features that provide for safe containment and disposal of used oils, antifreeze and other fluids. Skid containment rails and fluid dumps are manifolded together to mitigate the risk of fluid spills and environmental leaks as a result of operating error or system failures. Active monitoring systems provide further assurance of safe and optimal operations.
•In our mechanical compression packages, we have meaningfully reduced our oil consumption and associated disposal issues with a unique engine and compressor system lubricating system.
•In our flaring business, we have designed and exclusively sell “Quad O” flare systems which meet the most stringent federal standards, allowing our customers to exceed all emission standards when natural gas flaring is necessary.
•In our Michigan service location, we have installed an oil burner system which allows us to efficiently recycle waste oil into energy and heat capacity for our service facility.
•We completed construction of our new corporate headquarters in Midland, Texas where we incorporated the latest energy-efficient technologies designed for commercial buildings. Innovations include the use of “daylight harvesting” technologies; “smart lighting” that use artificial intelligence to determine office occupancy times and adjust light accordingly; and advanced mechanical systems including variable refrigerant flow systems and energy recovery systems; and high-performance glass and advanced solar shades that reduce glare and heat gain.
•The Board of Directors regularly considers new technologies to further reduce the Company’s environmental footprint and has directed Company leadership to evaluate further opportunities for reducing the impact on the environment.

We incorporate our Health, Safety, Environment and Quality (“HSEQ”) initiatives into these mandates. In addition to the protection of the environment, we are steadfastly committed to the safety of our employees and other stakeholders as well as the physical and mental wellbeing of all members of the NGS family. Our commitment centers on mitigating risks to employees and those with whom they interact and maintaining safe work environments and procedures. Our focus on regular, required safety and procedure training helps ensure a consistent and safe work environment. Our strong safety program has allowed NGS to consistently post one of the lowest Total Recordable Incident Rates (“TRIR”) in the industry.

For our customers, we are focused on providing quality products and services through innovation and attention to detail.

Governance and People Initiatives

While we address details of our governance structure elsewhere in this proxy statement, it is important to note the commitment of our leadership team to key ESG principles. Our consistent focus on these tenets is an important indication of our commitment to the environment and our people. Both the Board and executive team have made a commitment to strive for continuous improvement in accountability and responsiveness as we know that our success is determined by the dedication and enthusiasm of our people.

We strive to offer all of our team members the opportunity to advance professionally through appropriate training and development programs. We work diligently to identify potential future leaders and provide opportunities for leadership and management skills development. We do so while working to develop a diverse team with diverse experience and backgrounds. Our leadership team, in coordination with our Board, will continue to strive to be an employer for which a broad spectrum of qualified people seek out as a leader in diversity and opportunity in our industry.
As part of these initiatives, NGS is pleased to nominate a female Director to its Board of Directors. The Board acknowledges the benefits of a broad spectrum of opinions and continues to espouse diversity in our business decisions.

Social and Community Initiatives

NGS believes in being a responsible corporate citizen in the communities in which we live and operate. We will continue to engage in philanthropy that supports our values of strong community cohesiveness and organizations that make our communities better places in which to live. Our work with the West Texas Food Bank, Meals on Wheels and Big Brothers, Big Sisters are examples of our commitment to community engagement.

In academia, we have worked closely with the Texas Tech University petroleum engineering development program, including executive stewardship and providing a complete gas compressor package to their training facility.
In addition to corporate involvement we want to encourage and empower our team members to engage in programs that improve their communities. We continue to offer our associates time and support to become involved in areas that enrich their lives by giving back to the communities in which they live.

The Board of Directors and leadership continuously consider initiatives that address corporate community responsibility.

ORDER OF THE SEC MODIFYING EXEMPTIONS FROM THE REPORTING AND PROXY DELIVERY REQUIREMENTS FOR PUBLIC COMPANIES

On April 29, 2020, we filed a Current Report on Form 8-K with the SEC indicating that we were relying on the SEC’s Order under Section 36 of the Securities Exchange Act of 1934, Modifying Exemptions from the Reporting and Proxy Delivery Requirements for Public Companies, dated March 25, 2020 (Release No. 34-88465) (the “Order”), extending the deadlines by up to 45 days for filing certain reports made under the Exchange Act. We relied on the Order to delay the filing of this Proxy Statement relating to the Annual Meeting, including the information omitted from our Annual Report on Form 10-K for the year ended December 31, 2019, pursuant to General Instruction G(3) of Form 10-K (the “Part III Information”), which we have included in this Proxy Statement, due to the circumstances related to the COVID-19 pandemic. As disclosed in the Current Report on Form 8-K filed on April 29, 2020, we have been following the recommendations of state and local health authorities to minimize the COVID-19 exposure risk for our corporate team members, including restricting access to our physical offices. These conditions have caused disruptions to the Company’s operations requiring key personnel to devote considerable time and resources to respond to the emerging impacts to its business. As these changes diverted management resources, we were delayed in completing tasks necessary to prepare and file this Proxy Statement with the Part III Information by the original due date.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Natural Gas Services Group who are not Directors is set forth below.  There are no family relationships between any Director or executive officer and any other Director or executive officer.  Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors.  Officers are elected by the Board annually at its first meeting following the annual meeting of shareholders.

James R. Hazlett, 65, has served as Vice President-Technical Services since June 2005. He also served as Vice President of Sales of Screw Compression Systems, Inc. from 1997 until June 2007 when Screw Compression Systems, Inc. was merged into Natural Gas Services Group.  After the merger in June 2007, Mr. Hazlett continues to remain employed by Natural Gas Services Group as Vice President-Technical Services.  From 1982 to 1996, Mr. Hazlett served in management roles for Ingersoll Rand/Dresser Rand, working with compression of all types in several different departments from sales and service to engineering. From 1978 to 1982, Mr. Hazlett was employed by the down-hole tool division of Hughes Tool, designing and installing gas lift and plunger systems. Mr. Hazlett holds a Bachelor of Science degree from the College of Engineering at Texas A&M University and has over 40 years of industry experience.

James R. Lawrence, 50, joined the Company on October 1, 2019 and was appointed as our Vice President and Chief Financial Officer on November 16, 2019. Mr. J. Lawrence also serves as our Corporate Secretary. Mr. J. Lawrence has over 21 years of combined professional experience in the energy industry, investment banking and public accounting. Previously, he served as the Chief Financial Officer of Bold Energy III LLC, a privately held oil and natural gas company that was an affiliate of EnCap Investments. Prior to joining Bold, Mr. J. Lawrence served as Vice President-Finance and Treasurer for Legacy Reserves LP, a publicly traded oil and natural gas company, from 2010 to 2014. Prior to joining Legacy, Mr. J. Lawrence worked for nine years in investment banking, including the last six years in the Energy Investment Banking Group at Raymond James & Associates, where he served as a Vice President. Mr. J. Lawrence holds an MBA with distinction from the Stern School of Business at New York University and a BBA in Accounting and Finance from the University of Texas at Austin. Mr. J. Lawrence is also licensed as a Certified Public Accountant in the state of Texas.

G. Larry Lawrence, 69, is our former Vice President, Chief Financial Officer, and Corporate Secretary after retiring from the Company on November 15, 2019. Mr. G.L. Lawrence was appointed to those positions on July 1, 2011. Previously, Mr. G.L. Lawrence was our Controller since September 2010.  From June 2006 to August 2010, Mr. G.L. Lawrence was self-employed as a management consultant doing business as Crescent Consulting.  Overlapping this time, from September 2006 to August 2009, he also served as the CFO of Lynx Operating Company.  Lynx is a private company engaged in oil and gas production and gas processing activities. From May 2004 through April 2006, Mr. G.L. Lawrence served as Controller of Pure Resources, an exploration and production company and wholly owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. G.L. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. G.L. Lawrence was employed by Atlantic Richfield Company, where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. From May 2006 to December 2019, Mr. Lawrence served as a director of Legacy Reserves Inc. and its predecessor, Legacy Reserves LP.  Mr. Lawrence has a Bachelor of Arts in Accounting, with honors, from Dillard University.

EXECUTIVE COMPENSATION

In June 2018, the Securities and Exchange Commission (“SEC”) approved amendments to the definition of a “smaller reporting company” (SRC) which became effective in September 2018.  These amendments greatly expanded the number of companies that qualify as SRCs and thereby are eligible to use scaled down disclosures in their SEC filings and reports.   For 2020, Natural Gas Services Group, Inc. meets the definition of an SRC.  One of the significant SRC benefits is a reduction in the amount of executive compensation disclosure, including deletion of the requirement to provide the compensation, discussion and analysis section our annual proxy statement.  Nevertheless, we are cognizant that our compensation disclosure provides important information to our shareholders and have elected to continue with our customary executive compensation disclosures.  We believe the following disclosure provides transparency regarding our compensation policies and practices so that our shareholders can make informed decisions and knowledgeably participate in the governance process.  As in the past, we intend to continue to engage our shareholders regarding our compensation policies.

This section provides information regarding our executive compensation program in 2019 for the following executive officers of the Company (collectively, the "named executive officers").

Stephen C. Taylor, our Chairman, President, and Chief Executive Officer;
James R. Lawrence, our Vice President and Chief Financial Officer;
James R. Hazlett, our Vice President-Technical Services; and
G. Larry Lawrence, our former Vice President and Chief Financial Officer.

Introduction and Overview

The Compensation Committee or, the “Committee,” of the Board of Directors is responsible for determining the types and amounts of compensation we pay to our executives. The Committee operates under a written charter that you can view on our website at www.ngsgi.com.  The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Committee set forth in the Committee’s charter. None of the members of the Committee are current or former employees of Natural Gas Services Group or any of its subsidiaries.

The Committee is responsible for formulating and administering our overall compensation principles and plans.  This includes establishing the compensation paid to our CEO, meeting and consulting with our CEO to establish the compensation paid to our other executive officers, counseling our CEO as to different compensation approaches, administering our stock equity plans, monitoring adherence to our compensation philosophy and conducting an annual, and sometimes more frequent, review of our compensation programs and philosophy regarding executive compensation.

The Committee periodically meets in executive session without members of management or management Directors present and reports to the Board of Directors on its actions and recommendations.

Compensation Philosophy and Objectives
Our compensation philosophy is to provide an executive compensation program that:
•rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;
•is fair and reasonable and appropriately applied to each executive officer;
•is competitive with compensation programs offered by our competitors; and
•serves as an adequate retention tool in a competitive market.

The overall objectives of our compensation philosophy are to:
•provide a competitive level of current annual income that attracts and retains qualified executives at a reasonable cost to us;
•retain and motivate executives to accomplish our company goals;
•provide long-term incentive compensation opportunities at levels appropriate for the respective responsibilities and performance of each executive;
•align compensation and benefits with our business strategies and goals;

•encourage the application of a decision making process that takes into account both short-term and long-term risks and the oftentimes volatile nature of our industry; and
•align the financial interests of our executives with those of our shareholders through the grant of equity-based awards.

Our Committee supports these objectives by emphasizing compensation arrangements that we believe are reasonable, will attract and retain qualified executives, and will reward them for their efforts to further our long-term growth and success.  At the same time, we remain cognizant of and aim to balance our executive compensation arrangements with the interests and concerns of our shareholders.

The following summary highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

WHAT WE DO		WHAT WE DON’T DO

✓	Fully independent compensation committee - permits the establishment of competitive compensation practices and the measurement of actual performance in a conflict-of-interest free environment	✗	No gross-ups - executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments or benefits

✓	Broad-based retirement programs - all of our retirement plans are broad-based and are provided to all full-time employees in addition to our executive officers	✗	Limited perquisites - with the exception of certain expense reimbursements as detailed in the Summary Compensation Table that follows this compensation report, we do not provide any perquisites

✓	Independent compensation consultant - the Committee annually engages an independent compensation consultant to assist with its compensation reviews	✗	No stock option exchanges or repricing - we do not allow for stock option exchanges or the repricing of outstanding stock options without shareholder approval

✓
Annual review - the Committee conducts an annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company
✗
Pledging and hedging shares   - we do not permit pledging our shares as collateral for a loan; and we also strongly discourage our executives and non-employee Directors from entering into hedging or similar monetization transactions with respect to our common stock, as any deviation from our hedging policy must be approved in advance by our CEO and Board

✓	Risk mitigation - we have certain controls in place (signature authority, compensation structure, etc.) and an analysis is conducted on a quarterly basis	✗	No related party transactions - we do not have any related party transactions

✓	Double-trigger employment - our change-in-control payments and benefits with our Chief Executive Officer are based on a “double-trigger” provision

✓	Stock ownership guidelines - stringent ownership policies for Directors, CEO and other officers

✓	Clawback policy - applicable to our NEO's ("named executive officers") and other executive officers

✓	Three Year Vesting on Equity Awards - equity awards to our NEOs are subject to a three-year vesting requirement

✓
Performance Compensations - our cash bonuses are primarily tied to annual financial performance metrics and a portion of our CEO's long-term equity award is tied to our total shareholder return compared to our peer group

We have chosen to implement a relatively streamlined compensation framework for our executives.  We feel that our compensation philosophies and practices are appropriate for a public company of our size. This streamlined framework allows the Company and Compensation Committee to maintain a high degree of transparency, as well as relative certainty for our executives and our shareholders and prospective investors, while minimizing the impact of complex benefit programs that are both costly and potential confusing. Our compensation programs are focused on a simple goal: a fair, reasonable and straightforward compensation program that rewards our leadership team for achievements beneficial to the Company and its shareholders.

Advisory Vote on Compensation; Shareholder Engagement

Although the Advisory Vote on Executive Compensation is not binding on the Company, the Board of Directors assigns significant weight to the outcome of the vote and responds accordingly. In the past five years, the Board and executive management considered the results of the vote and recommendations of the proxy advisory firms as it engaged in meaningful review of its corporate governance and executive compensation matters with advisors and other stakeholders. The vast majority of input on our compensation programs and executive pay from these shareholders has been positive.

The Compensation Committee and Board of Directors believe that our executive compensation program and corporate governance policies are optimal for the Company, continue to align company leadership with the best interests of shareholders, and have facilitated and supported executive compensation that has delivered industry-leading results. At the same time, the Compensation Committee also recognizes the ever-evolving compensation and governance landscape.

Below is a summary of the actions we took in response to many of these issues during the last five years:

Compensation and Governance Concerns	Responses to the Concerns
Insufficient Risk Mitigators (i.e., lack of clawback policy and stock ownership guidelines)	We have adopted both a Clawback Policy covering our executive officers and Stock Ownership Guidelines covering our executive officers and members of our Board of Directors.

Long-term incentives for CEO not directly performance driven and one year vesting of Restricted Stock Grants	A portion of the long-term incentives for our CEO is now objectively calculated based on total shareholder return compared to our peer group, and all long-term incentive awards to our executive officers vest in one-third increments over three years. Our Compensation Committee continually reviews reports and data relating to the manner in which share awards are determined and vest in keeping with the evolving trends for this type of compensation.

Equity Award for CEO based on one-year TSR	Starting in 2017, the TSR (total shareholder return) performance-driven portion of our CEO’s equity award was based on our three-year TSR results compared to the companies in our peer group.

Excessive Cash Severance
We do not feel that the cash severance benefits for our Chief Executive Officer are excessive. Any change of control severance requires a ‘double-trigger’ to be payable and the triggers are limited to the standard "Good Reason" events (see page 47). We believe the severance benefits are within the norms of companies in our industry that exhibit a similar performance profile that we do, i.e., industry leading total shareholder returns in over the last three and five year periods. Please see the charts on page 27 and the 2019 performance achievements below. The cash severance due to our CEO in connection with "good reason" events (this typically would be an involuntary occurrence) equates to approximately three years of total compensation based upon a year of good performance, which the Company has generally demonstrated.

Lack of Lead Independent Director
We have amended our Corporate Governance Guidelines to include a lead independent Director. Charles G. Curtis was appointed Lead Director in April 2016 and served in that capacity until his retirement from the Board in June 2020. John W. Chisholm was appointed Lead Director in June 2020.

Fiscal Year 2019 Performance
In 2019, our financial performance demonstrated positive results and stable financial condition that provided shareholder value in a challenging time for a service company in the oil and gas industry. Some of our financial and operational highlights include:

Financial Highlights of 2019
•Maintained a strong balance sheet, which has enabled the Company to weather the oil and gas activity downturns. Ended 2019 with $11.6 million in cash and minimal debt ($417,000) on the $30 million revolving credit facility, providing the liquidity.
•Maintained a positive current (quick) ratio of 7.7 at year end 2019, an important metric for shareholders in an environment where liquidity can severely fluctuate.
◦Current (quick) ratio is a measure of liquidity that is defined as current assets/current liabilities.
•Generated revenue growth of 20% in 2019 compared to 2018.
◦Driven by higher rental revenue (18.7% increase) primarily due to a greater number of large horsepower units being rented as well as higher sales revenue (21.5% increase) primarily due to increased compressor sales.
•Generated Adjusted EBITDA growth of 10% in 2019 compared to 2018.
◦Adjusted EBITDA is defined as the Company's earnings or loss before interest expense, income taxes (benefit), depreciation and amortization expense, impairment of goodwill, increase in inventory allowance, and loss on retirement of rental equipment.
•Generated Adjusted EBITDA and cash flow from operations as a percentage of revenue of 31% and 37%, respectively.
•Continued to capitalize on robust demand for higher horsepower compression services by increasing compression rental equipment capital expenditures to $63.7 million in 2019 compared to $30.0 million in 2018.
•Funded total annual capital expenditures through operating cash flow and cash on hand, as no borrowing was required.
•Completed the construction of the Company's new corporate headquarters on a debt-free basis.

Operational Highlights of 2019
•Continued to execute on our strategic move into the high horsepower market (400HP to 1500HP) with significant new contracts, 90%-plus utilization and industry-leading rates and terms. Positioned NGS for further growth in our high horsepower segment with existing and new customers.
•Added 70,020 horsepower of high horsepower equipment to the rental fleet representing an additional 19% of total fleet horsepower.
•Continued to shift our focus to medium (greater than 125HP and less than 400HP) and high horsepower compression services, with more than 80% of our utilized horsepower in these two markets at year end 2019.
•Increased our rental fleet's horsepower utilization to 69.8% at year-end 2019 from 61.6% at year end 2018.
•In spite of strong activity in the Permian Basin during 2019, the Company was able to retain skilled and experienced employees due to its strong financial position, challenging work and a highly competitive benefit package.
•Finished construction of the Company’s new corporate headquarters where the latest energy-efficient technologies designed for commercial buildings have been incorporated. This construction of our new headquarters lowered our annual cash rental expenses by at least $300,000, and is expected to significantly reduce our future corporate moving expenses as well as our risk of future rent increases.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals

Short-Term Incentives	Cash-based performance awards	Reward for corporate and individual performance

Long-Term Incentives	Restricted stock awards along with other long-term incentives payable in either cash or stock, all of which potentially vest over three years	Align the interests of our employees and shareholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation

Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

We do not presently and have not in the past used any of the following types of executive compensation:
•defined benefit pension plans;
•employee stock purchase/ownership plans; or
•supplemental executive retirement plans/benefits (other than a Nonqualified Deferred Compensation Plan to which named executive officers and other eligible employees can contribute but to which the Company has not contributed).

Assistance Provided to the Committee

The Committee makes all compensation decisions regarding our executive officers.  Stephen C. Taylor, our Chief Executive Officer, annually reviews the performance of each of our executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee) and presents recommendations to the Committee with respect to salary and cash bonus percentage adjustments and restricted stock grants for our executives (other than the Chief Executive Officer whose salary, cash bonus percentage adjustments and restricted stock grants and other long-term incentives are determined solely by the Committee).  The Committee may exercise its discretion in modifying any recommendations made by our Chief Executive Officer.

The Committee also seeks the input and insight of Mr. Taylor concerning specific factors that Mr. Taylor believes to be appropriate for the Committee’s consideration and which the Committee may not be aware of, such as extraordinary efforts or accomplishments of our executive officers.  Mr. Taylor also advises the Committee on general topics such as the morale of our executives.

Natural Gas Services Group’s accounting department assists the Committee in the compensation process by gathering and organizing data, which is then presented to the Committee by Mr. Taylor for the Committee’s review.

Since 2012, our Compensation Committee has engaged an independent compensation consultant, Longnecker & Associates (the “Compensation Consultant”), to obtain objective, expert advice and assist with compensation matters concerning our Chief Executive Officer and Directors. Our Compensation Consultant advised the Compensation Committee on a variety of compensation related issues in 2019 with respect to our Chief Executive Officer, including:

•competitive pay analysis on executive compensation;
•pay levels of the Chief Executive Officer;
•our executive compensation program design, including short-term incentive plan design, long-term incentive plan design, and pay mix; and
•analysis and recommendations concerning peer group companies.

In the course of conducting its activities, our Compensation Consultant communicated with the Compensation Committee and presented its findings and recommendations for discussion. During 2019, our Compensation Consultants also met with our Chief Executive Officer to review its compensation report.

Since its engagement, our Compensation Consultant did not provide any services to the Company, or received any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by our Compensation Consultant raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed since its engagement and through 2019.

Competitive Pay Analysis

To evaluate the competitiveness of our Chief Executive Officer's base salary, determine total cash compensation (i.e., base salary plus target short-term cash incentive award), long-term incentive awards, and total direct compensation (i.e. base salary, target short-term cash incentive award, and long-term incentive awards), our Compensation Consultant provided the Committee with competitive pay information derived from a custom peer group (the “Custom Peer Group”) and referred to a variety of published compensation surveys utilizing companies that operate within the natural gas compression and energy services industries. In connection with compiling the data, our Compensation Consultant reports blended data from the Custom Peer Group and the industry-specific published compensation surveys in order to provide the Committee with relevant comparable data.

The Compensation Committee, with the assistance of the Compensation Consultant, reviewed the companies comprising the Custom Peer Group in order to maintain its appropriateness for the competitive pay analysis. These companies were selected as peers in the oilfield services industry of similar size based on market capitalization. We believe market capitalization should be the primary metric used when selecting industry peers for executive compensation purposes. The Compensation Committee believes the Custom Peer Group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating our pay practices and the Chief Executive Officer’s pay levels.

The Compensation Committee used the competitive pay information and surveys as a “market check” to ensure, in its subjective judgment, that the Chief Executive Officer’s base salary, target total cash compensation, long-term incentive awards and total direct compensation remain competitive. The Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. While the competitive pay information is important to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Compensation Committee has discretion in determining the nature and extent of its use.

The companies comprising the Custom Peer Group in our Compensation Consultant's compensation report used in connection with 2019 included:

NGS Custom Peer Group
Company Name	Company Description

Hornbeck Offshore Services, Inc.	Hornbeck Offshore Services, Inc. provides marine transportation services to exploration and production, oilfield service, offshore construction and military customers.

Independence Contract Drilling, Inc.	Independence Contract Drilling, Inc. provides land-based contract drilling services for oil and natural gas producers in the United States.

Dawson Geophysical Company	Dawson Geophysical Company provides onshore seismic data acquisition and processing services in the United States.

CARBO Ceramics, Inc.	CARBO Ceramics Inc. is a technology and service company that provides engineered oilfield production enhancement, industrial performance enhancement, and environmental protection solutions.

ION Geophysical Company	ION Geophysical Corporation provides geophysical technology, services, and solutions for the global oil and gas industry.

CSI Compressco LP	CSI Compressco LP provides compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage.

RigNet, Inc.	RigNet, Inc. provides remote communications services for the oil and gas industry.

NCS Multistage Holdings, Inc.	NCS Multistage Holdings, Inc. provides engineered products and support services for oil and natural gas well completions and field development strategies in the United States, Canada, and internationally.

Solaris Oilfield Infrastructure, Inc.	Solaris Oilfield Infrastructure, Inc. manufactures and rents mobile proppant and chemical management systems to unload, store, and deliver proppant and chemicals at oil and natural gas well sites in the United States.

Key Energy Services, Inc.	Key Energy Services, Inc. operates as an onshore rig-based well servicing contractor in the United States and offers clients a comprehensive array of onshore energy production services and solutions.

Flotek Industries, Inc.	Flotek Industries, Inc. develops and supplies drilling, completion and production technologies and related services to the energy and mining industries in the U.S. and internationally.

Smart Sand, Inc.	Smart Sand, Inc., an integrated frac sand supply and services company, engages in the excavation, processing, and sale of sands or proppant for use in hydraulic fracturing operations in the oil and gas industry in the United States.
Geospace Technologies Corporation	Geospace Technologies Corporation designs and manufactures instruments and equipment used in the acquisition and processing of seismic data and markets its seismic instruments primarily to the oil and gas industry worldwide.

Performance Comparison to Peer Group

The table below shows the aggregate one, three and five-year Total Shareholder Return (“TSR”) for the Company as well as the median TSR for the peer group utilized by the Company.

Aggregate Total Shareholder Return
Company/Peer Group	1-year TSR	3-year TSR	5-year TSR
Natural Gas Services Group	(25.4)%	(61.9)%	(46.8)%
Median NGS Proxy Custom Peer Group	(27.2)%	(75.1)%	(79.9)%

As the foregoing table indicates, the Company has outperformed its peers in 2019 and over the past three and five years. Moreover, as the table below indicates, on an annualized basis, the Company has also outpaced its peer group over the same time period.

Annualized Total Shareholder Return
Company/Peer Group	1-year Ann. TSR	3-year Ann. TSR	5-year Ann. TSR
Natural Gas Services Group	(25.4)%	(27.5)%	(11.9)%
Median NGS Proxy Custom Peer Group	(27.2)%	(37.2)%	(27.5)%

Comparison of 5-Year Cumulative Total Return
Assumes Initial Investment of $1,000
on December 31, 2014
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
2014
2015
2016
2017
2018
2019
NGS Equity
NGS Peer Group
ISS Peer Group
Philadelphia Oil Service Index (OSX)
S&P 500 Index

The chart above graphically describes the relative performance of NGS common stock over the past five years when compared to key benchmarks: the S&P 500 Index, the Philadelphia Oil Services Index, the Company’s current peer group and the most recent peer group selected by a proxy advisory firm. NGS has outperformed its peer group, the proxy advisory firm’s peer group and the Philadelphia Oil Services Index. NGS believes that comparing its stock performance to those benchmarks reflects the Company’s ability to navigate a tumultuous period for companies operating in the oilfield services sector.

Individual and Company Performance - Base Salary and Equity Awards

The Compensation Committee also evaluates compensation, particularly base salary levels and equity awards (restricted stock awards), through an analysis of each executive officer’s individual performance and the overall performance of the Company, our goal being to strengthen the link between what we pay our executives and the performance of the Company.  Factors the Committee considers in our analysis include:

•The individual performance, leadership, business knowledge and level of responsibility of our officers;
•The particular skill-set and longevity of service of the officer;
•The effectiveness of the officer in implementing our overall strategy; and
•The general financial performance and health of the Company.

Specific Company Financial Metrics - Cash Bonuses

With respect to compensation we pay in the form of cash bonuses, the Committee sets performance levels for three specific Company financial metrics.  The Committee relies on whether these levels are achieved and the individual performance of our executive officers to determine whether cash bonuses are awarded and the amounts of such bonuses.  The three financial metrics the Committee considers are:

•Total revenues;
•Adjusted EBITDA; and
•Net income before taxes.

Adjusted EBITDA is calculated from our audited financial statements by adding to net income or loss, (1) amortization and depreciation expense, (2) interest expense, (3) provision for (or benefit from) income taxes, (4) impairment of goodwill, (5) an increase in inventory allowance, and (6) loss on retirement of rental equipment.

We believe that our core executive compensation mix of base salary, cash bonuses, equity awards and other long-term incentives, while fairly limited, presently provides enough diversity for us to link executive compensation to our short-term and long-term objectives.  For instance, cash bonuses are tied to current year financial performance, while equity awards are closely linked to the long-term objective of increased market value of our common stock.

Base Salary

        We provide our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Each year the Committee receives base salary recommendations from our Chief Executive Officer for all of our executive officers (other than our Chief Executive Officer whose base salary is evaluated by the Committee on an annual basis).

             In January 2019, the Compensation Committee reviewed the 2018 performance of our Chief Executive Officer, Stephen C. Taylor, along with the competitive pay information provided in the Compensation Consultant’s report, in setting Mr. Taylor's base salary for 2019. Based on that review, the Committee increased the base salary of Mr. Taylor from $594,100 to $612,000, an increase of 3%.

With respect to our other three named executive officers other than our CEO, the base salary in 2019 of James Hazlett, our Vice President- Technical Services, was $225,100 compared to $218,545 in 2018. The base salary in 2019 of G. Larry Lawrence, our former Vice President and Chief Financial Officer who retired from the Company in November 2019, was $210,460 compared to $204,330 in 2018. The base salary of James R. Lawrence, our current Vice President and Chief Financial Officer who joined the Company in October 2019, was $200,000.

Annual salary reviews for Mr. Taylor and Mr. Hazlett were conducted in April 2020 and, in light of current industry industry and economic conditions, the Compensation Committee elected to not increase the base salaries of these officers. Mr. J. Lawrence’s base salary was reviewed and increased to $210,000 in April 2020 due to his initial performance in his position.

Short-Term Incentives - Annual Incentive Bonus Plan

In 2006, the Committee adopted an Annual Incentive Bonus Plan or, the “IBP,” that provides guidelines for the calculation of annual non-equity incentive based compensation in the form of cash bonuses to our executives, subject to Committee oversight and modification.  The bonuses awarded under the IBP are short-term awards in recognition of the overall performance and efforts made by our executives during a particular year. Each year, the Committee approves the group of executives eligible to participate in the IBP and establishes target award opportunities for such executives. For 2019, the Committee maintained Mr. Taylor’s target award opportunity at 100% of his base salary. Target award opportunity was 50% of average base salary for Mr. Hazlett and Mr. G.L. Lawrence.

For 2019, 90% of an executive officer’s IBP award was based on achievement of company financial objectives relating to:

•Total revenues;
•Adjusted EBITDA; and
•Net income before taxes.

Each of these three components accounts for 30% of the total company financial objective portion of the IBP. The remaining 10% of an executive officer’s IBP award is based upon individual performance as evaluated by our CEO (except with respect to our CEO whose individual performance is evaluated by the Committee).

Each year, the Committee sets three performance levels for each component of the company financial objective portion of the IBP.  The payment of awards under the IBP is based upon whether these performance levels are achieved for the year.  Payout on each of the three financial objectives is as follows:

•75% of the bonus amount attributable to a financial component will be paid if we achieve the "threshold" amount;

•100% of the bonus amount attributable to a financial component will be paid if we achieve the "target" amount; and

•125% of the bonus amount attributable to a financial component will be paid if we achieve the "stretch" amount.

2019 Annual Incentive Bonus Plan

2019 Executive Bonus Criteria	Revenue	Net income before taxes	Adjusted EBITDA(1)
Threshold achievement pays 75% of bonus	$70,389,000	$1,989,000	$24,489,000
Target achievement pays 100% of bonus	72,844,000	3,157,000	25,657,000
Stretch achievement pays 125% of bonus	75,300,000	4,325,000	26,825,000

(1) Adjusted EBITDA is an indicator of operating performance and is defined as the Company's earnings or loss before interest expense, income taxes (benefit), depreciation and amortization expense, impairment of goodwill, increase in inventory allowance, and loss on retirement of rental equipment.

The following table sets forth the maximum bonus eligibility set by the Committee for 2019 for each of our named executive officers, and based upon the payout percentages noted in the table above, the bonus payout amount earned by each named executive for 2019 under our Annual Incentive Bonus Plan:

Criteria	Actual 2019 Performance	Target Metric	Stretch Metric	Eligible Bonus Payment Percentage	Bonus Component	Payable Bonus
Revenue	$78,444,000	$72,844,000	$75,300,000	125%	30%	37.5%
Net income before taxes(1)	752,000	3,157,000	4,325,000	—%	30%	—%
Adjusted EBITDA(2)	24,035,000	25,657,000	26,825,000	—%	30%	—%
Personal performance				—%	10%	—%
Total						37.5%

(1)Actual 2019 net income before taxes excludes impairment of goodwill, increase in inventory allowance, and loss on retirement of rental equipment.
(2)Adjusted EBITDA is an indicator of operating performance and is defined as the Company's earnings or loss before interest expense, income taxes (benefit), depreciation and amortization expense, impairment of goodwill, increase in inventory allowance, and loss on retirement of rental equipment.

In 2019, our executives received their financial metric payout on revenue, as the Company's $78.4 million in revenue exceeded its stretch achievement level of $75.3 million. The Company did not attain the aggressive annual performance measures on net income before taxes and Adjusted EBITDA set by the Board. Due to the current difficult economic and industry conditions, the Committee did not award any additional bonuses for personal performance during 2019 to Messrs. Taylor, G.L. Lawrence and Hazlett.

The following table summarizes the bonuses awarded under the IBP for 2019:

Name	Title	Base Salary	Max Bonus Eligibility	Bonus Base	Bonus Payout %	Bonus Payouts
Stephen C. Taylor	President & CEO	$607,181	100%	$607,180	37.5%	$227,693
G. Larry Lawrence(1)	Former VP and CFO	210,460	50%	105,230	31.2%	32,871
James R. Hazlett	VP- Technical Services	224,596	50%	112,298	37.5%	42,112

(1)Bonus payout percentage for Mr. G.L. Lawrence was prorated due to his retirement from the Company in November 2019.

Long-Term Incentives - Restricted Stock/Unit and Other Awards

The Compensation Committee continually reviews equity compensation trends of public companies and solicits feedback from its stakeholders and proxy advisors to determine the most appropriate executive compensation program for the Company’s executives, as well as its stakeholders. When reviewing the Company’s long-term incentive plan, the Compensation Committee considered a variety of factors when determining the appropriateness of the plan, which include:

•Address proxy advisory firms’ concerns related to the performance measurement period;
•Address the proxy advisor firms’ criticism of a perceived lack of rigor related to the TSR target goal;
•Address the issue of balance between time-based and performance-based long-term compensation;
•Acknowledge the Company’s belief that balancing short-term performance - demonstrating the agility of the leadership team - with long-term performance - demonstrating the ability of the leadership team to create durable value - is important in compensation awards, especially in cyclical industries; and
•Acknowledge the importance of the Compensation Committee’s judgment and board discretion in designing compensation programs that retain and motivate critical leadership that have provided positive returns to shareholders across cycles.

Based upon this review, the Compensation Committee determined it was appropriate to adjust the long-term incentive award in 2018 to provide a balance between a quantitative, performance-based award and a qualitative, discretionary award based on performance measures evaluated annually by the Compensation Committee and Board of Directors, a practice consistent with the Company’s peers and, more generally, other oilfield services companies.

The performance-based award was based off the Company’s relative prior three-year total shareholder return (“TSR”) compared to the company-defined peer group. The Compensation Committee established the following award parameters based on the company’s relative TSR performance.

The award is determined by the Company’s ranking on the peer-based table below:

Total Shareholder Return: Long-Term Incentive Award Table
Relative TSR Performance Rank	Payout vs. Target	Award Payout
1	200%	Maximum
2	190%
3	172%
4	154%
5	136%
6	118%
7	100%	Target
8	75%
9	50%
10	25%	Threshold
11	-%
12	-%
13	-%
14	-%

The qualitative, discretionary award was set to a maximum of 200% of the base pay of the named executive officer and will vest in equal parts over a three-year period. Performance measures taken into account include those provided in the 2019 Financial and Operational Highlights section of this Proxy as well as other personal achievements of the respective executive officers. Other factors considered include demonstrated company leadership, financial stewardship, market effectiveness, and strategic vision, insight and execution.

The Compensation Committee considers restricted stock and restricted stock units to be a type of long-term incentive compensation that motivates our executive officers to work toward our long-term growth and allows them to participate in the growth and profitability of the Company. We believe that restricted stock aligns the interests of our executive officers with our shareholders in that our executive officers will benefit to the extent that the value of our common stock increases. With the exception of Mr. Taylor, our Chief Executive Officer, the number of shares of restricted stock granted to an executive officer is based on a discretionary determination of an officer’s individual performance and his current contributions and potential for future contributions to the overall performance of the Company.

In early 2020, the Compensation Committee reviewed the Company’s 2019 TSR performance against its peers and determined that the Company’s prior three-year performance was third out of the Company identified 14-member peer group (including Natural Gas Services Group). Such performance, as noted in the accompanying table, entitled Mr. Taylor to a TSR performance-based award of 172% of his current base salary of $612,000.

With respect to Mr. Taylor’s personal performance, the Committee considered his continued leadership in guiding the Company through past and current market downturns related to collapses in oil and natural gas prices by maintaining a strong balance sheet through reductions in operating and capital expenses. Mr. Taylor’s leadership positioned the Company with a balance sheet that enabled it to significantly increase capital spending, without incremental debt, to meet the opportunity to establish a meaningful presence in the high horsepower compression market. Mr. Taylor developed significant contractual commitments from customers for the Company’s high horsepower equipment, allowing it to grow its market share in a key new market.

After a review of all relevant Company and personal performance factors, the Committee agreed to provide Mr. Taylor an additional discretionary award equal to 175% (of a 200% maximum opportunity) of his current base salary of $612,000.

On a preliminary basis, Mr. Taylor's performance-based and discretionary long-term incentive awards totaled $2,123,640. Due to the current difficult economic and industry conditions and the resulting impact on the Company's share price, the Compensation Committee reduced this preliminary total by 25% and awarded the following to Mr. Taylor on April 28, 2020:

•A long-term incentive award of $1,061,820 (50% of the total earned award) that vests in equal, annual tranches over three years, with the amounts being payable in cash or common stock at the time of vesting at the discretion of the Compensation Committee; and
•A long-term incentive award of 94,133 shares of restricted stock/units, which represents the balance of the total earned award. This was calculated by dividing $1,061,820 by a deemed share price of $11.28, which was two times the market closing price of $5.64 on April 28, 2020. This calculation effectively reduced Mr. Taylor's earned restricted stock/unit award by 50% and his total long-term incentive awards by 25%.

In addition, upon Mr. Taylor's recommendation, the Committee approved a discretionary grant of 10,000 shares of restricted stock to Mr. Hazlett. Like Mr. Taylor's restricted stock grant, Mr. Hazlett's restricted stock grant also reflected a 50% reduction due to the current difficult economic and industry conditions and the resulting impact on the Company's share price.

All restricted stock grants were awarded under the Company's 2019 Equity Incentive Plan using the closing price of $5.64 per share as of April 28, 2020, with the totals noted in the table below:

Name	Dollar Value of the Award	Number of Restricted Shares or RSUs
Stephen C. Taylor, CEO and President	$530,910	94,133
James R. Hazlett, Vice President - Technical Services	$56,400	10,000

In addition, upon joining the Company on October 1, 2019, Mr. J. Lawrence was issued 5,000 restricted shares. Using the closing price of $12.26 per share as of October 1, 2019, these shares were valued at $61,300.

All of the restricted stock awards reported above are subject to a three-year vesting period, although such vesting is subject to acceleration and will immediately vest upon certain events, such as (i) death or disability of the recipient employee or (ii) certain circumstances in connection with a change of control in the Company. Further information concerning these awards is set forth in column (e) of the "Summary Compensation Table" on page 36 and column (i) of the "Grants of Plan-Based Awards for 2019" on page 38.

The Compensation Committee continuously evaluates the Company’s executive compensation plan to ensure that the each of the components of that plan is designed, when considered both individually and holistically, with the goal of attracting and retaining executive leadership capable of delivering industry leading results for shareholders. This review, with the assistance of Board-retained executive compensation experts, includes reviewing peer-group compensation programs, broader industry compensation trends, innovations in executive compensation design as well as seeking input from our shareholders and other stakeholders.

The Compensation Committee notes that there has been significant evolution in executive compensation plan design in the past several years including changes in standard performance measures and measurement periods. The Company’s Compensation Committee will continue to consider changes to industry executive compensation practices as it contemplates future changes to the Company’s executive compensation program.

In addition, in 2019, we adopted the 2019 Equity Incentive Plan ("the Plan") which went into effect upon its approval by our shareholders at our 2019 annual meeting. The Compensation Committee does not have any specific program or plan with regard to the timing or dating of restricted stock or units grants. However, the Committee's practice will likely be to grant awards after Natural Gas Services Group's annual earnings releases. We have not and do not plan to purposefully time the release of material non-public information for the purpose of affecting the value of executive compensation.

Total Direct Compensation

Among its peer group companies, the total shareholder return from NGS was in the 54th percentile in 2019, 82nd percentile over the past three years and the 89th percentile over the past five years. Due to the current difficult economic and industry conditions and the resulting impact on the Company's share price, the Compensation Committee reduced the total earned compensation of Mr. Taylor, our President and Chief Executive Officer, by 19.4% in 2019 compared to 2018. Please see "Summary Compensation Table" on page 36. In 2019, Mr. Taylor’s base compensation was in the 75th to 80th percentile among his peers and his total compensation was in the top decile of the peer group, which the Committee believes align with the Company’s three- and five-year performance.

Due to significant changes in the Chief Executive Officer position in members of our peer group, comparable metrics may not be a reliable indicator of relative executive compensation and percentile rank for the current period. A member of our peer group eliminated the Chief Executive position during the past year, another operated with an Interim Chief Executive during the period and one other has yet to disclose its annual compensation information. As a result, data comparing the Company’s Chief Executive Officer’s pay to the peer group may be less reliable as a relative measure than in previous years.

Employment Agreements

Stephen C. Taylor, our President and Chief Executive Officer, joined the Company in January 2005. On October 23, 2013, we entered into a new written employment agreement with Mr. Taylor. We do not have written employment agreements with any of our other executive officers. On April 24, 2015, we entered into an amendment with Mr. Taylor to his Employment Agreement pursuant to which the "modified single trigger" change of control provision was changed to a "double trigger" change of control. Under the "modified single trigger provision", Mr. Taylor could voluntarily terminate the Employment Agreement for any reason immediately upon a change in control and collect severance benefits. Under the new "double trigger" change of control provision, a change of control must occur followed by the Company or its successor terminating Mr. Taylor's employment other than for cause, death, or disability, or by Mr. Taylor terminating his employment for Good Reason. See “Compensation Agreements with Management” beginning on page 47 of this Proxy Statement for detailed information concerning Mr. Taylor’s employment agreement, as amended.

Allocation of Amounts and Types of Compensation

Other than the restricted stock/unit awards we grant to our executives from time to time and the determinations made by the Committee as to specific target award opportunities under our IBP, the allocation of different amounts and types of compensation has not been a consideration for us. The Committee has not adopted a specific policy or target for the allocation between amounts or types of compensation.  We believe that the use of stock awards in our compensation package will align the interests of our management and employees with our shareholders.  Notwithstanding moderately increasing the use of stock-based compensation, we intend to maintain and continue our practice of having a simplified, but effective and competitive, compensation package.

Perquisites

We provide limited perquisites to our executives. The primary perquisites allow our executives a choice of receiving an automobile allowance or personal use of a company-provided automobile.  Although we provide Mr. Taylor with Midland Petroleum Club membership, since his use of the club is limited solely for business entertainment, we have not considered it to be a perquisite and have not valued it as such for inclusion in column (i) of the "Summary Compensation Table" on page 36.

Our executives also participate in the same medical, dental and life insurance plans as other employees.  However, we pay a greater percentage of the premiums for health insurance for our executives than we do for our other employees.

Say-on-Pay

At our 2019 Annual Meeting of Shareholders held in June 2019, we submitted a proposal to our shareholders regarding our executive compensation practices. The proposal was an advisory vote on the 2018 compensation awarded to our named executive officers (commonly known as a “say-on-pay” vote). Our shareholders approved our 2018 compensation with approximately 56% of the votes cast on the proposal voting in favor of our 2018 executive compensation practices.

NGS is committed to aligning our executive compensation practices with the best interests of our stakeholders, including the adoption of certain recommendations resulting from our shareholder engagement initiatives. Over the last four years, we have taken numerous remedial measures, including:

•adopting a clawback policy the covers all executive officers;
•adopting executive and Director stock ownership guidelines;
•extending the vesting terms on restricted stock awards made to our executive officers to three years;
•calculating a portion of our CEO’s long-term equity award to meeting set objective total shareholder returns compared to our Custom Peer Group;
•adopting a majority votes cast requirement with respect to the election of Directors; and
•amending our Corporate Governance Guidelines to include an independent Lead Director. Charles G. Curtis was appointed Lead Director in April 2016 and served in that capacity until his retirement from the Board in June 2020. John W. Chisholm was appointed Lead Director in June 2020.
The Company, in previous years, has attempted to engage proxy advisory services in discussions to better understand and respond to their concerns and critiques of our compensation structure. While we have been confounded by the reticence of proxy advisory firms to engage in dialogue, we have worked diligently with our shareholders (please see "Shareholder Engagement" on page 15) to ensure our executive compensation structure meets our shareholders’ expectations and is designed to elicit optimal performance from our executives.

Corporate Governance Policies

To ensure our compensation programs are aligned with the long-term interest of our shareholders, we have adopted several governance policies that we expect our executive officers to comply with, including meaningful stock ownership guidelines, a pledging and hedging policy and a recapture or “clawback” policy that provides for the recoupment of any performance-based payouts made based on financial results that are not in compliance with any financial reporting requirement that requires restatement of the Company’s financial statements.

Compensation Clawback Policy

The Company has adopted a compensation recoupment, or “clawback” policy intended to be consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including equity awards) that is (i) based on material erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement. In addition, the Dodd-Frank Act requires the SEC to issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements. The SEC has issued proposed regulations implementing this portion of the Dodd-Frank Act. Once the SEC finalizes its regulations regarding the required form of a clawback policy under the Dodd-Frank Act, we intend to amend our clawback policy if necessary to comply with the SEC rules and NYSE implementation of those rules.

Pledging and Hedging Policy

The Company considers it improper and inappropriate for any Director, executive officer or associate to engage in short-term or speculative transactions involving our Common Stock. We therefore prohibit Directors, executive officers and other associates from engaging in pledging, short sales or other short position transactions in our Common Stock. We also strongly discourage our independent Directors, executive officers and employees from engaging in certain forms of hedging or similar monetization transactions. Any deviation from the policy must be approved in advance by our CEO and Board. To our knowledge, all such individuals are in compliance with this policy.

Director and Executive Officer Stock Ownership Guidelines

The Company has stock ownership requirements for its Directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our Directors and key executives with the interests of our shareholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a market value equal to the following multiple of the individual’s compensation, defined as either a Director’s cash retainer fee or an officer’s base salary. Shares that count toward the minimum share ownership include: shares owned outright or beneficially owned; vested restricted stock; vested restricted stock units in our Deferred Compensation Plan; and shares issued from the exercise of vested options.

The table below indicates the stock ownership guidelines for our executive officers and Board members:

Stock Ownership Guidelines

Executive Officer/Director	(as a multiple of base salary/annual cash retainer)
CEO	3 times Base Salary
All other executive officers	2 times Base Salary
Non-employee Directors	1 times Base Annual Cash Retainer

Each person’s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. Generally, individuals have a five-year period to attain their stock ownership requirements. At any time at which the individual’s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of “Net Shares” received upon vesting of restricted stock, restricted stock units and performance units. “Net Shares” are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all Directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy. The policy provides a hardship exemption, for which an individual must submit a request to the corporate governance committee. Presently, all of our Directors and our executive officers have attained or exceeded their ownership requirements.

The table below sets forth the compensation earned by our CEO, Stephen C. Taylor, and our other named executive officers for services rendered to us for the fiscal years ended December 31, 2019, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary(3)	Bonus (4)	Stock Awards(5)	Option Awards(6)	Non-Equity Incentive Plan Compensation(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(8)	All Other Compensation(9)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor, Chairman, President & CEO	2019	$607,181	$—	$530,910	$—	$1,289,513	$—	$15,733	$2,443,337
	2018	590,733	—	2,276,643	—	147,693	—	17,181	3,032,250
	2017	574,215	4,090	2,079,385	—	144,200	—	15,246	2,817,136
James R. Hazlett, Vice President-Technical Services	2019	224,596	—	56,400	—	42,112	—	34,824	357,932
	2018	218,300	—	345,800	—	54,575	—	31,542	650,217
	2017	211,942	1,505	491,000	—	53,045	—	36,880	794,372
James R. Lawrence, VP & Chief Financial Officer(1)	2019	45,385	—	61,300	—	—	—	4,381	111,066
	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—
G. Larry Lawrence, Former VP & Chief Financial Officer(2)	2019	198,858	—	—	—	32,871	—	15,461	247,190
	2018	204,101	—	345,800	—	51,205	—	16,629	617,735
	2017	198,158	1,407	491,000	—	49,595	—	16,450	756,610

(1) Mr. J. Lawrence joined the Company on October 1, 2019 and was appointed as our Vice President and Chief Financial Officer on November 16, 2019.
(2) Mr. G.L. Lawrence retired from the Company on November 15, 2019.
(3)  The amounts in column (c) includes amounts deferred under our Deferred Compensation Plan and 401(k) Plan. The Company has not made any contributions to the Deferred Compensation Plan.
(4) The amounts reflected in column (d) reflect payments under the Company's profit sharing program administered to all employees.
(5) The amounts in column (e) reflect the grant date fair value of restricted stock/unit awards in accordance with FASB ASC Topic 718. Mr. Taylor's 2019 award reflects a 25% reduction in his total long-term incentive awards and a 50% reduction in his restricted stock/unit award earned for the year. The awards earned in 2019 are discussed in further detail on page 30 under the caption "Long-Term Incentives - Restricted Stock/Unit and Other Awards."
(6) The amounts in column (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2019, 2018 and 2017, in accordance with FASB ASC Topic 718, associated with stock option grants under our Stock Option Plan.
(7) The amounts in column (g) reflect the cash bonus awards to the named executive officers under our Annual Incentive Bonus Plan, including amounts deferred under our Deferred Compensation Plan. This is discussed in further detail on page 29 under the caption “Short-Term Incentives - Annual Incentive Bonus Plan.” For 2019, the amount in column (g) for Mr. Taylor also includes a long-term incentive award of $1,061,820 (50% of his long-term incentive awards earned for the year) payable in either cash or a variable number of shares at the discretion of the Compensation Committee. This fixed value award is subject to three-year vesting in equal, annual tranches. This award is discussed in further detail on page 30 under the caption "Long-Term Incentives - Restricted Stock/Unit and Other Awards."
(8) The Deferred Compensation Plan referred to column (h) does not pay above-market or preferential earnings.
(9) The amounts shown in column (i) include matching contributions made by Natural Gas Services Group to each named executive officer under our 401(k) plan and the aggregate incremental cost to Natural Gas Services Group of perquisites provided to our named executive officers as shown in the table below.

Name	Year	Automobile Allowance	Personal Use of Company Provided Automobiles	Additional Incremental Portion of Health Insurance Premiums Paid for Officers Only	401(k) Plan	Total
Stephen C. Taylor	2019	$—	$1,800	$8,103	$5,830	$15,733
	2018	—	1,800	9,720	5,661	17,181
	2017	—	1,800	7,944	5,502	15,246
James R. Hazlett	2019	10,200	—	17,580	7,044	34,824
	2018	10,200	—	14,487	6,855	31,542
	2017	10,200	—	20,016	6,664	36,880
James R. Lawrence	2019	2,008	—	1,650	723	4,381
	2018	—	—	—	—	—
	2017	—	—	—	—	—
G. Larry Lawrence	2019	9,219	—	—	6,242	15,461
	2018	10,200	—	—	6,429	16,629
	2017	10,200	—	—	6,250	16,450
Total	2019	21,427	1,800	27,333	19,839	70,399
	2018	20,400	1,800	24,207	18,945	65,352
	2017	20,400	1,800	27,960	18,416	68,576

Grants of Plan-Based Awards

The table below sets forth the estimated future payouts under non-equity incentive plan awards and restricted stock/unit awards granted and the grant date fair value of such awards.

Grants of Plan-Based Awards for 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maxi-mum ($)	Threshold (#)	Target	Maxi-mum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stephen C. Taylor	4/28/2020(1)	—	—	—	—	—	—	94,133	—	—	$530,910
	4/28/2020(2)	—	$1,061,820	—	—	—	—	—	—	—	—
	3/29/2019(3)	$470,565	$607,181	$743,797	—	—	—	—	—	—	—
James R. Hazlett	4/28/2020(1)	—	—	—	—	—	—	10,000	—	—	56,400
	3/29/2019(3)	87,031	112,298	137,565	—	—	—	—	—	—	—
James R. Lawrence	10/1/2019(4)	—	—	—	—	—	—	5,000	—	—	61,300
G. Larry Lawrence	3/29/2019(3)	81,553	105,230	128,907	—	—	—	—	—	—	—

(1) The amounts shown on these rows reflects the awards of restricted stock or units earned in 2019 that were issued in April 2020 to Messrs. Taylor and Hazlett.
(2) Reflects a long-term incentive award made to Mr. Taylor of $1,061,820 payable in either cash or a variable number of shares at the discretion of the Compensation Committee. This award was earned in 2019 and issued in April 2020. This fixed value award is subject to three-year vesting in equal, annual tranches. This award is discussed in further detail on page 30 under the caption "Long-Term Incentives - Restricted Stock/Unit and Other Awards."
(3)  The amounts on these rows assume, under the structure of our Annual Incentive Bonus Plan, that each executive officer receives his full personal performance portion (10%) of the bonus and each of the 30% metrics are achieved under threshold (75% payout), target (100% payout), and maximum / stretch (125% payout) levels. As discussed in further detail on page 29 under the caption “Short-Term Incentives - Annual Incentive Bonus Plan,” the actual payouts in April 2020 that were earned in 2019 were as follows: Mr. Taylor - $227,693, Mr. Hazlett - $42, 112, and Mr. G.L. Lawrence - $32,871.
(4) This restricted stock award was granted to Mr. J. Lawrence when he joined the Company on October 1, 2019.

Annual Incentive Bonus Plan

Our Annual Incentive Bonus Plan provides for annual non-equity incentive based compensation in the form of cash bonuses to our executive officers.  Our Compensation Committee administers and determines from year to year the executives that are eligible to participate in the Plan.  The Committee establishes target award opportunities for the executives eligible to participate in the plan.  These target award opportunities are expressed as a percentage of an executive’s base salary.  An executive’s target award opportunity is the maximum cash bonus an executive is eligible to receive in any one year under the Plan.

The Committee establishes annual target levels for Natural Gas Services Group’s total revenues, Adjusted EBITDA and net income before taxes and assigns a weight of 30% to each of these components.  The executive’s individual performance is assigned a weight of 10%.  If Natural Gas Services Group achieves all of the target levels established by the Committee for total revenues, Adjusted EBITDA and net income before taxes for that year, and it is determined by the Committee that an executive is entitled to the full 10% weight assigned to individual performance, the executive is entitled to receive the maximum cash bonus amount for the executive for that year.  If any one of the target levels is not met or it is determined that an executive is not entitled to the full 10% weight assigned to individual performance, the cash bonus award for the executive is reduced accordingly.  Mr. Taylor, Mr. Hazlett and Mr. G.L. Lawrence received a stretch payout for the revenue component of the Plan in 2019, but did not receive any payout for the other components, including the personal performance component. More information regarding the Plan and the calculation of awards is provided under the caption “Short-Term Incentives - Annual Incentive Bonus Plan” on page 29.

1998 Stock Option Plan

Our 1998 Stock Option Plan, as amended and restated, provides for the issuance of stock options to purchase up to 1,000,000 shares of our common stock.  The purpose of this plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide long-term incentives to employees and consultants and to promote the long-term growth and success of our business.  The plan is administered by the Compensation Committee of the Board of Directors.  At its discretion, the Compensation Committee determines the persons to whom stock options may be granted and the terms upon which options will be granted.  In addition, the Compensation Committee may interpret the plan and may adopt, amend and rescind rules and regulations for its administration.  Option awards are generally granted with an exercise price equal to the closing price of our common stock at the date of grant and generally vest based on three years of continuous service and have ten-year contractual terms.

As of December 31, 2019, stock options to purchase a total of 208,334 shares of our common stock were outstanding under the 1998 Stock Option Plan, as amended and restated, and a total of 337,503 shares of common stock were available at December 31, 2019 for future grants of stock options under the plan. Since the beginning of 2020, we have issued stock options to purchase a total of 5,000 shares of our common stock, but had 47,000 shares returned to the pool due to forfeitures. This left 379,503 shares available under the 1998 Stock Option Plan as of June 12, 2020.

2009 Restricted Stock/Unit Plan

As of June 12, 2020, 52,250 unvested shares of common stock remain reserved for potential issuance under outstanding awards and may be issued if the vesting terms of such outstanding awards are met. 33,693 shares of common stock were not issued, are not subject to any outstanding awards, and may no longer be issued in connection with the expiration of the 2009 Plan on June 16, 2019.

2019 Equity Incentive Plan

On June 20, 2019, the Company's shareholders approved our 2019 Equity Incentive Plan ("2019 Plan"). Except with respect to awards then outstanding, unless sooner terminated by the Board, the Plan will expire on the tenth anniversary of the date it was approved by shareholders (June 20, 2029) and no further awards may be granted after such date. The purposes of the 2019 Plan are to enable the Company to attract and retain the types of employees, consultants and Directors who will contribute to the Company’s long range success; provide incentives that align the interests of employees, consultants and Directors with those of the shareholders of the Company; and promote the success of the Company’s business.

The following summary of the material terms of the 2019 Plan is qualified in its entirety by the full text of the 2019 Plan, a copy of which was filed with our proxy statement for 2019 and may be obtained, free of charge, by writing to the Company, Attention: Alicia Dada, Investors Relations, 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.

Shares Available for Awards and Limits on Awards. The Company has reserved an aggregate of 500,000 shares of common stock to be awarded under the 2019 Plan. Up to 250,000 of these shares may be issued under the 2019 Plan, in the aggregate, through the exercise of incentive stock options. No non-employee Director may be granted awards, during any fiscal year, with respect to shares of common stock that, together with any cash fees paid to the Director during the fiscal year, have a total value that exceeds $250,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

As of June 12, 2020, we have issued 298,535 shares under the 2019 Plan. Of these shares, 70,558 have vested and are no longer subject to any restrictions or possible forfeiture. Vested shares include shares that were withheld for taxes and, under the terms of the 2019 Plan, cannot be re-issued. 227,977 unvested shares of common stock remain reserved for potential issuance under outstanding awards and may be issued if the vesting terms of such outstanding awards are met. Accordingly, 201,465 shares are available to be issued under the 2019 Plan as of June 12, 2020.

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the number of shares available under the 2019 Plan will be increased by the portion of the award that expired, or was canceled, forfeited or terminated. Shares tendered in payment of the option exercise price, shares delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will not again become available for future grants under the 2019 Plan.

Awards may be granted under the 2019 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. The Committee (as defined below) will make appropriate adjustments to these limits to prevent dilution or enlargement of the rights of participants under the 2019 Plan.

Administration and Amendment. The 2019 Plan will be administered by the one or more Directors appointed by the Board (the "Committee"), or, in the Board’s discretion, by the Board. The Committee will have the authority to, among other things, interpret the 2019 Plan; determine who will be granted awards under the 2019 Plan; prescribe the terms and conditions of each award; interpret, administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the 2019 Plan; and exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2019 Plan.

The Committee may also amend the terms of any one or more awards. However, the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any award unless the Company requests the consent of the participant and the participant consents in writing.

The Board may amend the 2019 Plan. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws.

Eligibility.  The Board selects participants from among the key employees, consultants and Directors of the Company and its affiliates. Only employees are eligible to receive incentive stock options.

Available Awards. Awards that may be granted under the 2019 Plan include restricted stock, restricted stock units (RSUs), performance awards, stock options (including both incentive stock options (ISOs) and nonqualified stock options), stock appreciation rights (SARs), and other stock-based awards. The terms of each award will be set forth in a written agreement.

Restricted Stock. A restricted stock award is an award of actual shares of common stock which are subject to certain restrictions for a period of time determined by the Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. The participant generally has the rights and privileges of a shareholder as to such restricted stock during the restricted period, including the right to vote the restricted stock and the right to receive dividends

Restricted Stock Units. An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which are subject to certain restrictions for a period of time determined by the Committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Prior to settlement of an RSU award and the receipt of shares, the participant does not have any rights as a shareholder with respect to such shares. The Committee may grant RSUs with a deferral feature (deferred stock units or DSUs), whereby settlement of the RSU is deferred beyond the vesting date until a future payment date or event set out in the participant’s award agreement. The Committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Performance Share Awards. A performance share award is an award of shares of common stock that are only earned if certain conditions are met. The Committee has the discretion to determine the following: the number of shares of common stock or stock-denominated units subject to a performance share award; the applicable performance period; the conditions that must be satisfied for a participant to earn an award; and the other terms, conditions and restrictions of the award. The number of performance shares earned by a participant depends on the extent to which the performance goals established by the Committee are attained within the applicable performance period. No payout is made with respect to any performance share award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.

Stock Options. A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of common stock on the grant date. As of the record date, the closing price of our common stock was $7.39. Full payment of the exercise price must be made at the time of such exercise either in cash or bank check or in another manner approved by the Committee.

Stock Appreciation Rights. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone ("freestanding rights”) or in tandem with options ("related rights”).

Other Equity-Based Awards. The Committee may grant other equity-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Committee as set out in an award agreement.

Vesting. The 2019 Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. All awards granted under the 2019 Plan must have a minimum vesting period of at least one year. The Committee has the authority to determine the vesting schedule of each award (subject to the minimum one-year requirement), and to accelerate the vesting and ability to exercise any award. The Company’s practice over the last several years has been to grant restricted stock/unit awards to its executive officers and independent Directors, and stock options to selected non-executive employees. Restricted stock/unit awards to our (i) executive officers have been subject to time-based vesting in equal one-third installments over a three-year period from the grant date and (ii) independent Directors have been subject to time-based vesting in equal quarterly installments beginning in the year following the year in which they are granted. Starting in 2020, the awards to independent Directors are subject to one-year cliff vesting. Stock options granted to our non-executive employees typically vest in equal, one-third tranches over a three-year period. Past vesting requirements may not be indicative of future vesting requirements set by the Committee, which may be less or more onerous than in prior years.

Clawback and Recoupment. The Company may cancel any award or require the participant to reimburse any previously paid compensation provided under the 2019 Plan or an award agreement in accordance with the Company’s clawback policy.

Termination of Service.  Unless otherwise set forth in an individual award agreement or in an employment agreement approved by the Committee, any unvested restricted shares, performance shares, RSUs, PSUs and other equity-based awards will immediately be forfeited upon termination of continuous service under the 2019 Plan. Under the Company's restricted stock and RSU award agreements, if the grantee's continuous service terminates as a result of the grantee's death, Disability (as defined in the 2019 Plan), termination without Cause (as defined in the 2019 Plan and below) or termination for Good Reason (as defined), 100% of the grantee's unvested shares will vest.

Unless otherwise set forth in an individual award agreement or in an employment agreement approved by the Committee, in the event an option holder's continuous service terminates, an option holder may exercise his or her option (to the extent the option holder was entitled to exercise such option at the date of termination) within the earlier of three months following the date of termination or the expiration of the option term. Unless otherwise set forth in an individual award agreement, in the event an option holder's continuous service terminates upon his or her death or Disability (as defined), an option holder or his or her estate may exercise his or her option (to the extent the option holder was entitled to exercise such option at the date of termination), within the earlier of 12 months following the date of termination or the expiration of the option term.

In regards to the definition of Cause under the 2019 Plan, if a participant is under an employment or service agreement with the Company and such agreement provides for a definition of Cause, that definition should be used. If no such agreement exists, or if such agreement does not define Cause, then Cause is defined as (i) the conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

In regards to the definition of Good Reason under the 2019 Plan, if a participant is under an employment or service agreement with the Company and such agreement provides for a definition of Good Reason, that definition should be used. If no such agreement exists, or if such agreement does not define Good Reason, Good Reason is defined as the occurrence of one or more of the following without the participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the participant describing the applicable circumstances (which notice must be provided by the participant within ninety (90) days of the participant's knowledge of the applicable circumstances): (i) any material, adverse change in the participant's duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the participant's principal office location by more than fifty (50) miles.

Change in Control. A Change in Control is defined as (a) the acquisition by one person or more than one person acting as a group, of Company stock representing more than 50% of the total fair market value or total voting power of the Company’s stock; (b) a merger, consolidation or other reorganization in which the Company is not the surviving entity unless the Company’s shareholders immediately prior to the merger, consolidation or other reorganization maintain at least 50% of the voting power; (c) a majority of the incumbent members of the Board are replaced by Directors whose appointment or election is not endorsed by at least two-thirds of the Board; or (d) the acquisition by one person or more than one person acting as a group, of all or substantially all of the Company’s assets.

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service without Cause or for Good Reason during the 18-month period following a Change in Control, the vesting of all awards will fully accelerate and all outstanding options and SARs will become immediately exercisable as of the date of the participant’s termination of service.

In the case of performance awards, in the event of a participant’s termination of service without Cause or for Good Reason, in either case, within 18 months following a Change in Control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the participant’s termination of service.

In the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Committee may cancel the option or SAR without the payment of any consideration.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information about unvested restricted stock/units and unexercised stock options outstanding as of December 31, 2019 and held by our Chief Executive Officer, Stephen C. Taylor, and each other named executive officer.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen C. Taylor	—	—	—	—	—	23,488	$287,963	—	—
	—	—	—	—	—	56,467	692,285	—	—
	—	—	—	—	—	131,674	1,614,323	—	—
	30,000	—	—	$19.90	1/18/2020	—	—	—	—
James R. Hazlett	10,000	—	—	$17.81	1/24/2021	—	—	—	—
	—	—	—	—	—	6,667	81,737	—	—
	—	—	—	—	—	13,334	163,475	—	—
	—	—	—	—	—	20,000	245,200	—	—
James R. Lawrence	—	—	—	—	—	5,000	61,300	—	—

Option Exercises and Stock Vested in 2019

In the table below, we show certain information about (i) the number of shares of common stock acquired upon exercise of stock options by each of the named executive officers in 2019 and the value realized on exercise of the stock options and (ii) stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(1)
(a)	(b)	(c)	(d)	(e)
Stephen C. Taylor	53,825	$448,120	21,264	$384,170
James R. Hazlett	—	—	6,999	124,506
James R. Lawrence	—	—	—	—
G. Larry Lawrence	—	—	39,333	486,000

(1) Excludes the following shares that vested (with values upon vesting) and were contributed to the Company's nonqualified deferred compensation plan as follows: Mr. Taylor - 30,457 shares for $549,724; Mr. Hazlett - 6,333 shares for $108,537; and Mr. G.L. Lawrence - 14,000 shares for $194,254.

Nonqualified Deferred Compensation

We adopted a Deferred Compensation Plan in December 2015, which permits eligible employees, including our NEOs, and our Directors to annually elect to defer a portion of their salary, commissions, cash bonus, Director fees and/or stock awards they would otherwise have received when earned.  Under this plan, participants can defer up to 90% of their salary, commissions, cash bonus, Director fees and stock awards. Cash amounts deferred under the Deferred Compensation Plan are deemed invested in the investment funds selected by the participant with similar options as available under the Company’s 401(k) Plan. We have option to contribute but do not currently contribute to the Deferred Compensation Plan on behalf of its participants or match the deferrals made by participants.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred while in-service or upon separation of service. In either case, the payment will be in either a lump sum or in substantially equal annual installments. In-service installments cannot exceed five years, while installments elected to start upon separation of service cannot exceed ten years. If separation is due to a disability or a change in control, deferrals will be paid similar to deferrals paid upon separation of service, while deferrals related to death will be paid in a lump sum to the participant’s beneficiary. If a participant experiences an unforeseeable emergency during the deferral period, the participant may petition to receive a partial or full payout from the Deferred Compensation Plan. All distributions are made in cash, except for deferred stock awards which are settled in Company stock.

Deferred Compensation Table

Name	Beginning Aggregate Balance	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stephen C. Taylor	$1,214,869	$746,149	$—	$(11,140)	$—	$1,949,878
G. Larry Lawrence	124,736	208,642	—	(35,105)	—	298,273
James R. Hazlett	169,571	125,225	—	(27,454)	—	267,342

(1) All contributions were from salary, bonus and stock deferrals in 2019. The Company has made no contributions to the Deferred Compensation Plan.

Potential Payments Upon Termination or Change of Control

Our 1998 Stock Option Plan and 2019 Equity Incentive Plan contains “change of control” provisions. These provisions are designed to provide some assurance that we will be able to rely upon each executive’s services and advice as to the best interests of Natural Gas Services Group and our shareholders without concern that the executive might be distracted by the personal uncertainties and risks created by any proposed or threatened change of control and to promote continuity of our executive team.

Under our stock option plan, the Committee may adjust the stock options held by our executives upon the occurrence of a change of control. With this authority, the Committee may in its discretion elect to accelerate the vesting of any stock options that were not fully vested and allow for the exercise of such options as to all shares of stock subject thereto.

Likewise, under our 2019 Equity Incentive Plan, in the event of a participant's termination without Cause or for Good Reason during the 18-month period following a change of control (as defined in the plan), all awards under the plan will immediately vest.  In addition, upon death or disability, any vesting or other restrictions on the restricted stock awards will accelerate or lapse such that all shares underlying a restricted stock award will become unencumbered.

As noted in the tables above and summarized below, our named executive officers have stock options and restricted stock awards which are subject to certain vesting requirements.

At December 31, 2019, our named executive officers had the following number of unvested restricted stock awards which were subject to forfeiture as of that date:

•Stephen C. Taylor -- 211,629 shares
•James R. Hazlett -- 40,001 shares
•James R. Lawrence -- 5,000 shares

Each of these restricted stock awards could have become vested and issued without restrictions 18 months after December 31, 2019, assuming a change of control were to have occurred on that date.  In addition, the restricted stock awards would have been issued without restrictions on December 31, 2019, assuming the named executive officer had died or become disabled.  The closing price of our common stock on December 31, 2019, was $12.26 per share.  As a result, there was a potential for Messrs. Taylor, Hazlett and J. Lawrence to realize immediate value upon the lapse of restrictions on restricted stock awards on December 31, 2019 as follows:  Mr. Taylor - $2,594,572; Mr. Hazlett - $490,412; and Mr. J. Lawrence - $61,300.

As described under “Compensation Agreements with Management” on page 47, we entered into a written employment agreement with Stephen C. Taylor, President, Chief Executive Officer and Chairman of the Board in October 2013.  Under the employment agreement, Mr. Taylor is eligible for certain benefits in connection with a change in control.  These provisions were included in Mr. Taylor’s initial employment agreement with us and were continued in his current agreement as part of our negotiations with Mr. Taylor as to the terms of his employment and as an inducement for him to continue his employ with our company.  The change of control and severance provisions were designed to promote stability and continuity with respect to Mr. Taylor’s employment as our President and Chief Executive Officer.

Chief Executive Officer Potential Payments Table

The following table summarizes the benefits in effect as of December 31, 2019 that Mr. Taylor would receive assuming that a qualifying termination (i.e., a termination described in footnote 2 below) in connection with a change in control death or disability or a termination by the Company without cause, or a voluntary termination by Mr. Taylor with and without good reason, occurred on December 31, 2019. Those payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer Stephen C. Taylor	Qualifying Termination in Connection with a Change in Control, Voluntary Resignation with Good Reason, or Termination by Company without Cause (1) ($)	Death or Disability (2) ($)	Termination by Company with Cause, Voluntary Termination without Good Reason ($)	Retirement ($)
Acceleration of Unvested Restricted Stock Units (3)	$2,594,572	$2,594,572	$—	$—
Severance	4,131,000	—	—	—
Medical, Dental, and Vision Benefits	27,368	—	—	—
Life Insurance Premiums	—	—	—	—
TOTAL	$6,752,940	$2,594,572	$—	$—

(1) See "Compensation Agreements with Management" beginning on page 47 for definitions and discussion of Mr. Taylor's severance package in connection with termination due to change of control, voluntary resignation with good reason or termination by the Company without cause.
(2) In the event of Mr. Taylor’s employment terminates on account of death or disability,100% of unvested Restricted Stock awards will immediately vest.
(3) The value attributable to the acceleration of unvested Restricted Stock awards is based upon the number of awards multiplied by the closing price of our common stock ($12.26) on December 31, 2019.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the ratio of the compensation of our Chairman and Chief Executive Officer compared to the median total annual employee compensation in 2019 is set forth below. SEC rules require the Company to disclose annually (i) the median of the annual total compensation of all employees of the Company (excluding the Company’s principal executive officer, Stephen C. Taylor); (ii) the annual total compensation of the Mr. Taylor; and (iii) the ratio of Mr. Taylor’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Taylor).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Taylor)	$71,082
Annual total compensation of Mr. Taylor	$2,443,337
Ratio of Mr. Taylor’s annual total compensation to median annual total compensation of all other employees	34.4

The annual total compensation of Mr. Taylor is the total amount of his compensation presented in the 'Summary Compensation Table' on page 36. The Company determined the annual total compensation of the median employee shown above using the same rules applicable to the completion of the Summary Compensation Table for Mr. Taylor and the other named executive officers. As of December 31, 2019, the Company had 270 employees.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors.  In setting compensation for our Directors, we consider the substantial amount of time that Directors expend in fulfilling their duties to us and our shareholders, as well as the skill-sets required to fulfill these duties.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee Directors during the fiscal years ended December 31, 2019, 2018 and 2017:

Name	Year	Fees Earned Or Paid ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles G. Curtis	2019	$60,000	$100,005	$—	$—	$—	$—	$160,005
	2018	55,000	99,968	—	—	—	—	154,968
	2017	53,750	100,000	—	—	—	—	153,750
David L. Bradshaw	2019	65,000	100,005	—	—	—	—	165,005
	2018	65,000	99,968	—	—	—	—	164,968
	2017	63,750	100,000	—	—	—	—	163,750
John Chisholm	2019	55,000	100,005	—	—	—	—	155,005
	2018	55,000	99,968	—	—	—	—	154,968
	2017	53,750	100,000	—	—	—	—	153,750
William F. Hughes, Jr.	2019	65,000	100,005	—	—	—	—	165,005
	2018	65,000	99,968	—	—	—	—	164,968
	2017	63,750	100,000	—	—	—	—	163,750

(1) Our non-employee Directors are paid a quarterly cash fee.  The cash fee payable to our non-employee Directors was $12,500 per quarter for 2019, 2018 and 2017. In addition, (i) the Chairman of the Audit Committee, David L. Bradshaw, and the Chairman of the Compensation Committee, William F. Hughes Jr., were entitled to an additional quarterly cash fee in the amount of $3,750; (ii) the Chairman of the Nominating Committee, John W. Chisholm, and the Chairman of the Governance and Personnel Development Committee, Charles G. Curtis, were entitled to an additional quarterly cash fee in the amount of $1,250; and (iii) Mr. Curtis was entitled to an additional $5,000 annually for his role as Lead Director.

(2) On March 29, 2019, each of our non-employee Directors were granted 5,784 restricted shares/units at an issue price of $17.29 per share; on March 15, 2018, each of our non-employee Directors were granted 4,072 restricted shares/units at an issue price of $24.55 per share; and on March 23, 2017, each of our non-employee Directors were granted 3,992 restricted shares/units at an issue price of $25.05 per share.

Cash Compensation Paid to Independent Directors

We pay our non-employee Directors a quarterly cash fee for their attendance at each meeting of our Board of Directors.  The cash fee payable to our non-employee Directors for 2019, 2018 and 2017 was $12,500 per quarter. In addition, the Chairmen of the Audit and Compensation Committees were entitled to an additional quarterly cash fee in the amount of $3,750, while the Chairmen of the Nominating and Governance and Personnel Development Committees were entitled to an additional quarterly cash fee of $1,250. We paid $5,000 annually to Mr. Curtis for his role as Lead Director.

In 2020, the quarterly fees for our Directors and Committee Chairs will remain unchanged from 2019. Mr. Chisholm was appointed as Lead Director in June 2020 when Mr. Curtis retired. Mr. Chisholm will be paid $10,000 annually for his role as Lead Director.

Equity Based Compensation Paid to Independent Directors

Our compensation policy for independent Directors is to grant an annual award of restricted shares based upon a review of equity award values paid by other public companies in the Company's peer group and the Company's market and financial performance in comparison to such peer group companies. For 2019, based upon the Company's performance compared to its peer group, the Compensation Committee recommended and the Board approved an equity award value of approximately $100,000 in restricted stock/units. In connection therewith, each of our four independent Directors was granted for 2019 the amount of 5,784 restricted shares/units pursuant to the 2009 Plan, based upon the closing price of $17.29 per share as of March 28, 2019, the day before the grant date. The restricted shares/units are subject to vesting whereby no shares will vest during the first year, and then upon the first anniversary date of the award, one-fourth of the shares will vest every three months so that all restricted shares/units will have vested within 21 months of the grant of the award. Notwithstanding the vesting schedule, all of the restricted shares/units are subject to acceleration and will immediately vest in the case of (i) death or disability of the recipient employee, or (ii) a change of control in the Company, as set forth in the Restricted Stock/Unit Plan.

On April 28, 2020, the Compensation Committee recommended and the Board approved additional awards of approximately $100,000 for 2020. Due to the current difficult economic and industry conditions and the resulting impact on the Company's share price, the Compensation Committee reduced this preliminary total by 25% and awarded the following to each of the four independent Directors:

•An award of $50,000 in cash (50% of the total) that vests one year from the date of grant; and
•An award of 4,432 shares of restricted stock/units, which was calculated by dividing $50,000 by a deemed share price of $11.28 (two times the market closing price of $5.64 on April 28, 2020) that effectively reduced each independent Director's restricted stock award by 50% and their total awards by 25%. These awards of restricted stock/units vest one year from the date of grant and are subject to acceleration in certain events.

Directors who are our employees do not receive any compensation for their services as Directors.

Other

All Directors are reimbursed for their expenses incurred in connection with attending meetings. We provide liability insurance for our Directors and officers. The cost of this coverage for 2019 was $124,698. We do not offer non-employee Directors travel accident insurance, life insurance, or a pension or retirement plan.

Compensation Agreements with Management

On October 23, 2013, we and Stephen C. Taylor entered into a new employment agreement (the “Employment Agreement”), pursuant to which Mr. Taylor continues his employment as our President and Chief Executive Officer. The new Employment Agreement became effective on the same date and Mr. Taylor’s previous employment agreement with us, which was set to expire on October 25, 2013, was terminated in connection therewith.

On April 24, 2015, we entered into an amendment with Mr. Taylor to his Employment Agreement pursuant to which the "modified single trigger" change of control provision was changed to a "double trigger" change of control. Under the "modified single trigger provision", Mr. Taylor could voluntarily terminate the Employment Agreement for any reason and collect severance benefits. Under the new "double trigger" change of control provision, a change of control must occur followed by the Company or its successor terminating Mr. Taylor's employment other than for cause, death, or disability, or by Mr.

Taylor terminating his employment for Good Reason. We discuss the definitions of "Change of Control" and "Good Reason" below, along with Mr. Taylor's severance benefits in connection with these events.

The term of the Employment Agreement is for three years but the agreement contains an “evergreen” feature whereby the agreement is automatically extended on a monthly basis on the last day of each month so that the term of the agreement will always be three years unless written notice of nonrenewal is given by the Company. If a notice of nonrenewal is given, the term of employment then ends three years from the date of that written notice of nonrenewal unless terminated earlier as described below. The Employment Agreement provides for Mr. Taylor to receive a base salary, potential cash bonus, equity compensation, and certain other benefits, which are summarized below.

Base Salary.  Mr. Taylor is entitled to Base Salary which is reviewed annually at the beginning of the year by, and may be increased at the discretion of, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Bonus.  Mr. Taylor will continue to be eligible for an annual cash bonus under the Company’s current Annual Incentive Bonus Plan. Mr. Taylor’s annual bonus opportunity payable upon achievement of “target” levels shall be at least ninety percent (90%) of Base Salary for 2013 and at least one hundred percent (100%) thereafter. The performance metrics, weighting and thresholds for each annual bonus opportunity will be determined by the Company’s Board of Directors or Compensation Committee in good faith following consultation with Mr. Taylor.

Annual Equity Compensation.  Mr. Taylor is eligible for annual grants of equity-based incentive awards under the Company’s equity compensation plans. While the agreement provides an annual equity award grant to Mr. Taylor with an aggregate minimum value equal to 175% of his Base Salary, subject to one-year vesting terms, Mr. Taylor has waived the 175% and one-year vesting requirement for the past four years in order to enable the Compensation Committee to make discretionary and performance based awards with a three-year vesting term (subject to customary acceleration) in keeping with current public company pay practices.

Benefits.  The Company will provide Mr. Taylor such retirement, and other benefits as are customarily provided to similarly situated executives of the Company, including paid vacation, coverage under the Company’s medical, life, disability and other insurance plans, and reimbursement for all reasonable business expenses in accordance with the Company’s expense reimbursement policy.

Termination. The Company or Mr. Taylor may terminate the agreement prior to the expiration of its Term at any time upon written notice.

Severance upon Early Termination. Mr. Taylor will be entitled to the following severance benefits during the first ten years of his employment:

(A) If (i) the Company terminates Mr. Taylor's agreement without Cause (ii) Mr. Taylor terminates the agreement for Good Reason or due to a Change of Control event (as defined below) followed by the Company or its successor terminating Mr. Taylor's agreement without cause or Mr. Taylor terminating the agreement for Good Reason or (iii) Mr. Taylor's employment is terminated due to death or disability, then he will receive (a) a lump sum payment equal to 300% of Base Salary and Annual Bonus; (b) vesting of all unvested equity awards or other long-term incentive compensation; (c) continuation of health insurance benefits and payment of any life insurance premiums for a period of 36 months after termination; and (d) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

(B) If Mr. Taylor's employment is terminated for Cause or he voluntarily resigns, then he will be entitled to any unpaid compensation earned through the date of termination and receipt of any other vested benefits which had not yet been paid prior to the date of termination.

(C) If Mr. Taylor retires in compliance with the Company's retirement policy, then he will be entitled to (i) any unpaid compensation earned through the date of retirement; (ii) vesting of all unvested equity awards or other long-term incentive compensation; and (iii) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

After the tenth anniversary date of Mr. Taylor's employment agreement, in the event the Company delivers to Mr. Taylor a Notice of Nonrenewal and:

(A) his employment is automatically terminated upon the expiration of the remaining three year term, Mr. Taylor shall be entitled to (i) any unpaid compensation earned through the date of retirement; (ii) vesting of all unvested equity awards or other long-term incentive compensation; and (iii) receipt of any other vested benefits which had not yet been paid prior to the date of; or

(B) his employment is terminated prior to the expiration of the remaining three year term, unless said termination is due to Cause, voluntary resignation or retirement, then Mr. Taylor shall be entitled to (i) lump sum payment of his Base Salary at the time of termination for the remainder of the three year term of the agreement; (ii) a lump sum cash payment equal to 100% of the Annual Bonus for each full year (if any) remaining in the three year term, plus a pro rata portion of such Annual Bonus for any partial remaining year in the three year term; (iii) vesting of all unvested equity awards or other long-term incentive compensation; (iv) continuation of health insurance benefits and payment of any life insurance premiums for the remainder of the three year term of the agreement; and (v) receipt of any other vested benefits which had not yet been paid prior to the date of termination.

Under the Employment Agreement, a "Change of Control" event includes (i) the acquisition by a person, entity or group of related persons or entities of more than 30% of the total voting power in the Company (excluding sales to underwriters in a public offering); (ii) consummation of the sale of 50% or more of the Company's assets; (iii) consummation of a merger or consolidation of the Company with or into an entity unless the voting securities of the Company immediately prior to the merger or consolidation continue to represent more the 70% of the voting power of the surviving entity after the merger or consolidation; and (iv) replacement of at least a majority of the incumbent members of the Company's Board of Directors, excluding Directors whose election to the Board was approved by at least a majority of the then incumbent Directors, subject to further limited exceptions as set forth in the "Change of Control" definition in Employment Agreement.

Under the Employment Agreement, a "Good Reason" event includes (i) a material diminution of Mr. Taylor's duties, control, authority or status or position or a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors; (ii) a material reduction in Mr. Taylor's compensation; (iii) a material breach by the Company of the Employment Agreement; or (iv) a relocation of more than 50 miles of Mr. Taylor's principal office with the Company or its successor. And in connection with a termination due to Change of Control, the following provisions also constitute “Good Reason” events: (i) a material diminution of Mr. Taylor's duties, control, authority or status or position or a requirement that Mr. Taylor report to a corporate officer or employee instead of reporting directly to the Company's or successor’s Board of Directors depending on its composition after the change in control; (ii) the failure of the Company or successor to continue in effect any plan in which Mr. Taylor participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement has been made with respect to any such plan on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided; and (iii) a material breach by the Company or its successor of the Employment Agreement or any other material agreement between Mr. Taylor and the Company or its successor.

Non-Competition and Non-Solicitation. In connection with the payment of the severance benefits described above, for a period of two years following Mr. Taylor’s separation from the Company, he may not compete with the Company in any geographic area within a 100 mile radius of a Company owned or leased facility which is Company staffed and actively engaging in business on behalf of the Company.

We do not have any written employment agreements with our other named executive officers.

Limitation on Directors’ and Officers’ Liability

Our Articles of Incorporation provide our Directors and Officers with certain limitations on liability to us or any of our shareholders for damages for breach of fiduciary duty as a Director or officer involving certain acts or omissions of any such Director or Officer.

This limitation on liability may have the effect of reducing the likelihood of derivative litigation against Directors and Officers, and may discourage or deter shareholders or management from bringing a lawsuit against Directors and Officers for breach of their duty of care even though such an action, if successful, might otherwise have benefited our shareholders and us.

Our Articles of Incorporation and bylaws provide certain indemnification privileges to our Directors, employees, agents and officers against liabilities incurred in legal proceedings.  Also, our Directors, employees, agents or officers who are successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, are entitled to receive indemnification against expenses, including attorneys’ fees, incurred in connection with the proceeding.

We are not aware of any pending litigation or proceeding involving any of our Directors, officers, employees or agents as to which indemnification is being or may be sought, and we are not aware of any other pending or threatened litigation that may result in claims for indemnification by any of our Directors, officers, employees or agents.

Even though we maintain Directors’ and Officers’ liability insurance, the indemnification provisions contained in our Articles of Incorporation and bylaws remain in place.

Procedures for Reviewing Certain Transactions

On March 7, 2007, we adopted a written policy for the review, approval or ratification of related party transactions. All of our officers, Directors and employees are subject to the policy. Under this policy, the Audit Committee will review all related party transactions for potential conflict of interest situations. Generally, our policy defines a “related party transaction” as a transaction in which we are a participant and in which a related party has an interest. A “related party” is:

•any of our Directors, Officers or employees or a nominee to become a Director;
•an owner of more than 5% of our outstanding common stock;
•certain family members of any of the above persons; and
•any entity in which any of the above persons is employed or is a partner or principal or in which such person has a 5% or greater ownership interest.
Approval Procedures

Before entering into a related party transaction, the related party or our department responsible for the potential transaction must notify the CEO or the Audit Committee of the facts and circumstances of the proposed transaction.  If the amount involved is equal to or less than $100,000, the proposed transaction will be submitted to the CEO.  If the amount involved exceeds $100,000, the proposed transaction will be submitted to the Audit Committee.  Matters to be submitted will include:

•the related party’s relationship to us and interest in the transaction;
•the material terms of the proposed transaction;
•the benefits to us of the proposed transaction;
•the availability of other sources of comparable properties or services; and
•whether the proposed transaction is on terms comparable to terms available to an unrelated third party or to employees generally.

The CEO or the Audit Committee, as applicable, will then consider all of the relevant facts and circumstances available, including the matters described above and, if applicable, the impact on a Director’s independence.  Neither the CEO nor any member of the Audit Committee is permitted to participate in any review, consideration or approval of any related party transaction if such person or any of his or her immediate family members is the related party. After review, the CEO or the Audit Committee, as applicable, may approve, modify or disapprove the proposed transaction. Only those related party transactions that are in, or are not inconsistent with, our best interests and that of our shareholders will be approved.

Ratification Procedures

If one of our officers or Directors becomes aware of a related party transaction that has not been previously approved or ratified by the CEO or the Audit Committee, if the transaction is pending or ongoing, the transaction must be submitted, based on the amount involved, to either the CEO or the Audit Committee to consider the matters described above. Based on the conclusions reached, the CEO or the Audit Committee, as applicable, will evaluate all options, including ratification, amendment or termination of the related party transaction. If the transaction is completed, the CEO or the Audit Committee will (i) evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction or any disciplinary action is appropriate; and (ii) will request that we evaluate our controls and procedures to determine the reason the transaction was not submitted to the CEO or the Audit Committee for prior approval, and whether any changes to the procedures are recommended.

We did not have any related party transactions in 2019 with our officers or Directors.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

For purposes of the following tables, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that such person has the right to acquire within 60 days.

The following table indicates the beneficial ownership of our Common Stock as of June 9, 2020 by: (1) each of our Directors and nominees for election; (2) our Chief Executive Officer, principal accounting officer and our other named executive officers (as defined in Item 402(a) (3) of Regulation S-K) (together as a group, the "Named Executive Officers "); and (3) all of our current Directors, nominees and executive officers as a group, based on our records and data supplied by each of the current Directors, nominees and executive officers.

Name of Beneficial Owner and Position	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors & Nominees Who Are Not Named Executive Officers

John W. Chisholm	21,180	*
Current Director

Charles G. Curtis	86,755(2)	*
Former Director (Retired)

William F. Hughes, Jr.	159,042(3)	1.18%
Current Director

David L. Bradshaw	26,432	*
Current Director

Leslie Shockley Beyer	—	*
Director Nominee

Named Executive Officers

Stephen C. Taylor	569,052(4)	4.23%
Chief Executive Officer, Current Director & Director Nominee
James R. Hazlett	91,314(5)	*
Vice President - Technical Services

James R. Lawrence	5,000	*
Vice President and Chief Financial Officer

All Directors (and nominees) and executive officers as a group (7 persons)	958,775(6)	7.12%

*    Less than one percent.

(1)  The number of shares listed includes all shares of common stock owned or indirectly owned by, which vest or may be acquired within 60 days of June 9, 2020 upon exercise of options held by the shareholder (or group), or which vest within 60 days of June 9, 2020, under outstanding restricted stock units. Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission.  Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers. As of June 9, 2020, none of the shares of common stock owned by our officers and Directors had been pledged as collateral to secure repayment of loans.

(2)  Does not include 3,546 shares of common stock which may be issued upon the vesting of restricted stock units.

(3) Includes (i) 106,200 shares of common stock indirectly owned by Mr. Hughes through the William and Cheryl Hughes Family Trust and (ii) 9,861 shares of common stock held indirectly by a “rabbi trust,” the receipt of which has been deferred by Mr. Hughes to the Company’s Nonqualified Deferred Compensation Plan.  Mr. and Mrs. Hughes are co-trustees of the William and Cheryl Hughes Family Trust and have shared voting and investment powers with respect to the shares held by the trust.  Mr. and Mrs. Hughes are beneficiaries of the trust along with their two children. Does not include 6,591 shares of common stock which may be issued upon the vesting of restricted stock units.

(4)  Includes 93,025 shares of common stock held indirectly by a “rabbi trust” the receipt of which has been deferred by Mr. Taylor pursuant to the Company’s Nonqualified Deferred Compensation Plan. Does not include 40,676 shares of common stock which may be issued upon the vesting of restricted stock units.

(5)  Includes 17,667 shares of common stock held indirectly by a “rabbi trust” the receipt of which has been deferred by Mr. Hazlett pursuant to the Company’s Nonqualified Deferred Compensation Plan. Does not include 1,333 shares of common stock which may be issued upon the vesting of restricted stock units.

(6)  Does not include 52,146 shares of common stock which may be issued upon the vesting of restricted stock units.

The following table sets forth information as of June 9, 2020 regarding the beneficial owners of more than five percent of the outstanding shares of our Common Stock. To our knowledge, there are no beneficial owners of more than five percent of the outstanding shares of our Common Stock as of June 9, 2020 other than those set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP	1,102,945(1)	8.19%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746

Blackrock, Inc.	1,056,680(2)	7.85%
55 East 52nd Street
New York, New York 10055

Franklin Resources, Inc.	997,673(3)	7.41%
One Franklin Parkway
San Mateo, California 94403

FMR LLC	841,940(4)	6.25%
245 Summer Street
Boston, Massachusetts 02210

HITE Hedge Asset Management LLC	707,088(5)	5.25%
300 Crown Colony Drive, Suite 108
Quincy, Massachusetts 02169

Renaissance Technologies LLC	693,606(6)	5.15%
800 Third Avenue
New York, New York 10022

(1) As reported in Amendment No. 8 to Schedule 13G filed with the Securities and Exchange Commission in February 12, 2020. According to the filing, Dimensional Fund Advisors holds voting and/or investment power over the shares, but economic ownership is beneficially held by four investment companies. Dimensional Fund Advisors has sole dispositive power over all and sole voting power over 1,061,479 of the shares reported in the table above.

(2) As reported in Amendment No. 10 to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2020.  According to the filing, Blackrock, Inc. has sole dispositive power over all and sole voting power over 1,028,185 of the shares reported in the table above.

(3) As reported in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 3, 2020. According to the filing, Franklin Advisory Services, LLC is an indirect wholly owned subsidiary of Franklin Resources, Inc., and it holds investment and voting power over the securities; however, economic ownership is held by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Advisory Services, LLC or affiliated companies.

(4) As reported in Schedule 13G filed with the Securities and Exchange Commission on February 7, 2020. According to the filing, FMR LLC has sole dispositive power over all and sole voting power over 797,140 of the shares reported in the table above.

(5) As reported in Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020. According to the filing, HITE Hedge Asset Management LLC has shared voting and dispositive power over the shares reported in the table above, with economic ownership being held by four investment companies.

(6) As reported in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020. According to the filing, Renaissance Technologies LLC has sole voting and dispositive power over the shares reported in the table above.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, officers and persons who beneficially own more than 10% of our Common Stock to file certain reports of beneficial ownership with the Securities and Exchange Commission.  These reports show the Directors’, officers’ and greater than 10% shareholders' ownership and the changes in ownership of our common stock and other equity securities.  The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the person or entity filing the report. To the Company’s knowledge, during the fiscal year ended December 31, 2019, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis, except the reports listed below.

•Stephen C. Taylor, our President and Chief Executive Officer, filed two late reports: (i) a Form 4 filed on January 27, 2019, which included nine transactions reported late, all of which related to the exempt exercise of a single stock option and sale of the underlying stock issued in connection with the exercise; and (ii) a Form 4 on February 28, 2019, which included three related transactions reported late in connection with the exempt vesting of restricted stock units and related exempt payment of tax liability by withholding shares incident to the vesting of the restricted stock units.
•James R. Hazlett, our Vice President – Technical Services, filed two late reports: (i) a Form 4 filed on March 27, 2019, which included three related transactions reported late in connection with the exempt vesting of restricted stock units and related exempt payment of tax liability by withholding shares incident to the vesting of the restricted stock units; and (ii) a Form 4 filed on April 25, 2019, which included one transaction relating to the sale of stock.
•James R. Lawrence, our current Vice President and Chief Financial Officer, filed a late Form 3 (initial report of ownership) due to difficulties in obtaining filing codes from the Securities and Exchange Commission.
•G. Larry Lawrence, our former Vice President and Chief Financial Officer who retired in November 2019, filed a late report on Form 4 on March 27, 2019, regarding three related transactions reported late in connection with the exempt vesting of restricted stock units and related exempt payment of tax liability by withholding shares incident to the vesting of the restricted stock units.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the integrity of the Company's financial statements; financial reporting processes; compliance with legal and regulatory requirements; the independent registered public accounting firm qualifications and independence; and the performance of the Company's internal accounting functions and independent registered public accounting firm.

The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee reviews with management the financial statements and management’s assessment of internal controls over financial reporting and the Company's risk exposures; reviews with the independent registered accounting firm their independent report on the condition of the company's financial statements; and reviews the activities of the independent registered public accounting firm.  The Audit Committee selects our independent registered public accounting firm each year.  The Audit Committee also considers the adequacy of the Company's internal controls and accounting policies. The Audit Committee performs an annual self-assessment of its performance.  The chairman and members of the Audit Committee are all independent Directors of the Board of Directors within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

The Audit Committee has reviewed and discussed our audited financial statements with our management.  The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees).  In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm matters pertaining to their independence.

The discussion referenced above included the Audit Committee’s reviewing the deficiencies noted in our Annual Report on Form 10-K for the year ended December 31, 2019, related to a material weaknesses in internal control over financial reporting in connection with (i) accounting for income taxes and (ii) accounting and reporting of compressor "make-ready" jobs, as well as various other compressor maintenance jobs, that were incorrectly capitalized. The Company has begun remediation efforts and the Audit Committee will monitor the progress of such remediation until resolved.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for 2019 for filing with the Securities and Exchange Commission.  See “Proposal 3 - Ratification of Appointment of Independent Registered Accounting Firm” on page 57 further information.

  Respectfully submitted by the Audit Committee,

  David L. Bradshaw, Chairman
  Leslie Shockley Beyer
  William F. Hughes, Jr.

PROPOSAL 2 - CONSIDERATION OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), gives the shareholders the  right to endorse or not endorse the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.  The proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the Company's executive compensation.

At the Company's annual meeting of shareholders held in June 2011, our shareholders recommended that the advisory vote on the Say-on-Pay of our named executives in our proxy materials be submitted annually, notwithstanding that our Board of Directors recommended that the advisory vote be submitted every third year. In light of the recommendation of the shareholders, we decided to include the Say-on-Pay advisory vote in our proxy materials on an annual basis until the next shareholder vote on the frequency of Say-on-Pay or our Board of Directors otherwise determines that a different frequency of Say-on-Pay vote is in the best interests of the shareholders.

We are asking our shareholders to indicate whether or not they support the compensation program as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation policies, methodologies and practices described in this proxy statement.  Accordingly, we ask our stockholders to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the compensation section, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.”

The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of shareholders.  Our compensation philosophy is to provide an executive compensation program that:

•rewards performance and skills necessary to advance our objectives and further the interests of our shareholders;
•is fair and reasonable and appropriately applied to each executive officer;
•is competitive with compensation programs offered by our competitors; and
•is appropriately focused on achieving annual financial and operational goals through the Company's cash bonus plan and on maximizing stockholder value over the long term, through grants of restricted shares and stock options.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation programs of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We are asking the shareholders to ratify the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.  Moss Adams LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.  Shareholder ratification of the appointment is not required under the laws of the State of Colorado, but the Board believes it is important to allow shareholders to vote on the proposal.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Moss Adams LLP representatives are expected to attend the 2020 Annual Meeting in person or via video conference. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Principal Accountant Fees

Our principal accountant for the fiscal years ended December 31, 2019, 2018 and 2017 was BDO USA, LLP.

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of our consolidated financial statements for the years ended December 31, 2019 and 2018, and the review of the financial statements on Forms 10-Q for the quarters in such years were approximately $497,656 and $469,526, respectively.

Audit Related Fees

During the years ended December 31, 2019 and 2018, there were no audit related fees.

Tax Fees

We were not billed by nor was there any tax work performed by BDO USA, LLP during the years ended December 31, 2019 and 2018.

All Other Fees

No other fees were billed by BDO USA, LLP, during our fiscal years ended December 31, 2019 and 2018, other than as described above.

Audit Committee Pre-Approval Policies and Procedures

As of the date of this proxy statement, our Audit Committee has not established general pre-approval policies and as of December 31, 2019, our Audit Committee had not established pre-approval policies and procedures for the engagement of our principal accountant to render audit or non-audit services.  However, in accordance with Section 10A(i) of the Exchange Act, our Audit Committee, as a whole, approves the engagement of our principal accountant prior to the accountant rendering audit or non-audit services.

Certain rules of the Securities and Exchange Commission provide that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, subject, however, to a de minimus exception contained in the rules. The Audit Committee pre-approved all services provided by BDO USA, LLP in 2019 and the de minimus exception was not used.

SHAREHOLDER PROPOSALS

Under SEC Rule 14a-8, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2021 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705 by February 19, 2021 unless the date of our 2021 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2020 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2021 Annual Meeting of Shareholders.  The proposal should be sent to the attention of the Corporate Secretary of Natural Gas Services Group, Inc.

Rule 14a-4 of the SEC's proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders for the prior year's annual meeting of shareholders or the date specified by an overriding advance notice provision in the company's bylaws. Our bylaws do not contain such an advance notice provision. Accordingly, for our 2021 annual meeting, shareholders' written notices must be received by us before May 5, 2021 for any proposal a shareholder wishes to bring before the meeting but for which such shareholder does not seek to have a written proposal considered for inclusion in the proxy statement and form of proxy. If we change the date of next year’s meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials for the 2021 Annual Meeting of Shareholders. Your notice should be addressed to President, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.

In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Because of our relatively small size, to date we have not developed formal processes by which shareholders or other interested parties may communicate directly with Directors.  Until formal procedures are developed and posted on our website (www.ngsgi.com), any communication to one or more members of our Board of Directors may be made by sending them in care of Investor Relations, Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  Shareholders should clearly note on the mailing envelope that the letter is a “Shareholder-Board Communication.”  All such communications will be forwarded to the intended recipients.

OTHER MATTERS

Our Board of Directors does not know of any matters to be presented at the meeting other than the matters set forth herein. If any other business should come before the meeting, the person’s named in the enclosed proxy card will vote such proxy according to their judgment on such matters.

New York Stock Exchange Certification. We listed our common stock on the New York Stock Exchange in October 2008. The certification of our Chief Executive Officer required by the NYSE Listing Standards, Section 303A.12(a), relating to our compliance with the NYSE Corporate Governance Listing Standards, was submitted to the NYSE on July 22, 2019, in connection with our listing on the exchange. The certifications of our Chief Executive Officer and principal accounting officer required by the SEC in connection with our Annual Report on Form 10-K for the year ended December 31, 2019, were submitted to the SEC on March 31, 2020, with our Annual Report on Form 10-K.

You may obtain our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, without charge upon written request to Stephen C. Taylor, President, at Natural Gas Services Group, Inc., 404 Veterans Airpark Lane, Suite 300, Midland, Texas 79705.  In addition, the exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, may be obtained by any shareholder upon written request to Mr. Taylor.

In addition, we use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (www.ngsgi.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We also make available through our website other reports filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended, including our proxy statements and reports filed by officers and Directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics and the charters to our various Committees of our Board of Directors.  We do not intend for information contained in our website to be part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

June 15, 2020	/s/ Stephen C. Taylor
Midland, Texas	Stephen C. Taylor Chairman of the Board, President and Chief Executive Officer